Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

MORPHIC HOLDING, INC.

at

$57.00 per share, net in cash, without interest thereon and subject to any applicable tax withholding by

RAINIER ACQUISITION CORPORATION

a wholly-owned subsidiary of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON AUGUST 15, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Rainier Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Morphic Holding, Inc., a Delaware corporation (“Morphic”), at a purchase price of $57.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated July 7, 2024, by and among Morphic, Lilly and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Morphic pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Morphic continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Morphic or any wholly-owned subsidiary of Morphic (each, a “Morphic Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL (“Section 262”) and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such Shares under the DGCL (the Shares described in this clause (iv), the “Dissenting Shares”) (see Section 17 — “Appraisal Rights”)) will automatically be converted into the right to receive the Offer Price in cash and without interest, from Purchaser (the “Merger Consideration”), subject to any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (1) the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”) and (2) the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer or the Merger.

The Board of Directors of Morphic (the “Morphic Board”) unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic Board deliberations on the transactions contemplated by the Merger Agreement (collectively, the “Transactions”)), among other things, (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Morphic and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Morphic of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Acceptance Time (as defined herein), and (iv) subject to the other terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document, the Letter of Transmittal and other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: (866) 679-8880

Via Email: morphic@georgeson.com

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must do the following:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Morphic contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Morphic to Lilly and Purchaser or has been taken from, or is based upon, publicly available documents or records of Morphic on file with the SEC or other public sources at the time of the Offer. Lilly and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Morphic.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $57.00, net to the stockholder in cash, without interest thereon and subject to any applicable tax withholding.

Scheduled Expiration of Offer	One minute past 11:59 P.M., Eastern Time, on August 15, 2024, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Rainier Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Lilly.

Morphic Board Recommendation	The Morphic Board unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic Board deliberations on the Transactions) recommended that holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

•

Rainier Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Lilly, which was formed solely for the purpose of facilitating the acquisition of Morphic by Lilly, is offering to buy all Shares in exchange for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Lilly. We use the term “Purchaser” to refer to Rainier Acquisition Corporation alone, the term “Lilly” to refer to Eli Lilly and Company alone and the term “Morphic” to refer to Morphic Holding, Inc. alone.

See Section 8 — “Certain Information Concerning Lilly and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

•

Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Morphic, which are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?

•

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Morphic. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Morphic will become a wholly-owned subsidiary of Lilly. In addition, we will cause the Shares to be delisted from The Nasdaq Global Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•	Purchaser is offering to pay $57.00 per Share, net to the stockholder in cash, without interest thereon and subject to any applicable tax withholding.

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. Morphic, Lilly and Purchaser have entered into an Agreement and Plan of Merger, dated July 7, 2024 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

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If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. We estimate that we will need approximately $3.2 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Lilly will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. Lilly has or will have available to it, through a variety of sources, including cash on hand, borrowings at prevailing market interest rates under Lilly’s commercial paper program, proceeds from any debt issuance that may be undertaken by Lilly, or a combination of the foregoing, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Lilly’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•	the Offer is being made for all issued and outstanding Shares solely for cash;

•

through Lilly, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger; and

•	the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Purchaser to accept for payment, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Tender Condition. The “Minimum Tender Condition” means that there have been validly tendered in the Offer (and not validly withdrawn) prior to the Expiration Time (as defined below) that number of Shares that, when added to the Shares, if any, then owned by Lilly, Purchaser or any other subsidiary of Lilly, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

No. Neither we nor Morphic is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?

•

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 P.M., Eastern Time, on August 15, 2024, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•

Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Lilly is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:

•

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer, has not been satisfied or waived, Purchaser will, and Lilly will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than five business days each (or such longer period as Lilly and Morphic may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

•

Purchaser will, and Lilly will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

•

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may elect to (and if so requested by Morphic, Purchaser will, and Lilly will cause Purchaser to) extend the Offer for one or more consecutive increments of such duration as requested by Morphic (or if not so requested by Morphic, as determined by Lilly) but not more than five business days each (or for such longer period as may be agreed to by Lilly and Morphic); provided that Morphic will not request Purchaser to, and Lilly will not be required to cause Purchaser to, extend the Offer on more than four occasions.

In no event will Purchaser be required to extend the Offer beyond one minute past 11:59 P.M., Eastern Time, on November 4, 2024 (the “Outside Date”), provided that the Outside Date may be extended in the limited circumstances set forth in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Will there be a subsequent offering period?

•	No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Morphic.

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform Computershare Trust Company, N.A., the depositary and paying agent for the Offer (in such capacity, the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 A.M., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

v

What are the most significant conditions to the Offer?

•

The obligation of Purchaser to accept for payment, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the Expiration Time, including, among other conditions:

•	the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•	the Legal Restraints Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, Morphic stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 A.M. and 5:00 P.M., Eastern Time, Monday through Friday. Morphic stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw my previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after September 16, 2024, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I validly withdraw previously tendered Shares?

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To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the Morphic Board?

•

Yes. The Morphic Board unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic Board deliberations on the Transactions), among other things, (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Morphic and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Morphic of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Acceptance Time, and (iv) subject to the other terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

•

Descriptions of the reasons for the Morphic Board’s recommendation and approval of the Offer are set forth in Morphic’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Morphic stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Merger Agreement; Reasons for the Recommendation” and “Recommendation of the Board.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will Morphic continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Morphic will become a wholly-owned subsidiary of Lilly. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of Morphic stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or of any class or series thereof, and such tender offer may exclude any excluded stock (as defined in the DGCL);

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase pursuant to such tender offer, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of stock of such constituent corporation, that, absent Section 251(h), would be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and kind of cash, property, rights or securities to be paid for such shares of such class or series of stock of such constituent corporation irrevocably accepted for purchase in such tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Morphic stockholders and without a vote or any further action by Morphic stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Morphic pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Morphic or any Morphic Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) the Dissenting Shares) will automatically be converted into the right to receive the Merger Consideration, subject to any applicable tax withholding.

•

If the Merger is completed, Morphic stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262. See Section 17 — “Appraisal Rights.”

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However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Morphic stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Morphic will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”

What will happen to my stock options and restricted stock units?

•

The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by Morphic. Holders of outstanding vested but unexercised stock options or outstanding vested restricted stock units issued by Morphic will receive payment for such stock options or restricted stock units following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options or outstanding vested restricted stock units issued by Morphic may participate in the Offer only if they first exercise such stock options or are issued Shares in respect of such restricted stock units, in each case in accordance with the terms of the applicable Morphic Stock Plan (as defined herein) and other applicable agreements with Morphic and tender the Shares, if any, issued upon such exercise or settlement. Any such exercise or issuance should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding stock options or restricted stock units will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of outstanding unexercised stock options and restricted stock units issued by Morphic will receive payment with respect to those stock options and restricted stock units as described in the following paragraphs.

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Immediately prior to the Effective Time, each stock option to purchase shares of Morphic’s common stock granted under a Morphic Stock Plan (other than rights under Morphic’s 2019 Employee Stock Purchase Plan (the “ESPP”)) (collectively and excluding the ESPP, the “Morphic Stock Options”) that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full and, at the Effective Time, each Morphic Stock Option that is then outstanding will be canceled and the holder thereof will be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share underlying such Morphic Stock Option by (ii) the number of Shares underlying such stock option (such amount, the “Morphic Stock Option Cash Consideration”). Any such Morphic Stock Option that has an exercise price that equals or exceeds the Merger Consideration will be canceled for no consideration. Lilly will cause the Surviving Corporation to pay the Morphic Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time).

•

Immediately prior to the Effective Time, each restricted stock unit of Morphic granted under a Morphic Stock Plan (collectively, the “Morphic RSUs”) that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Morphic RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such restricted stock unit (such amount, the “Morphic RSU Cash Consideration”). Lilly will cause the Surviving Corporation to pay the Morphic RSU Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time) or at such later date as required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to the ESPP and the Morphic Stock Plans (as defined below)?

•

With respect to the offering period under the ESPP in effect as of July 7, 2024, if any (the “ESPP Offering Period”), no individual who was not a participant in the ESPP as of July 7, 2024 may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on July 7, 2024 for such ESPP Offering Period.

•	No new offering period will be commenced under the ESPP prior to the Effective Time.

•

If the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Acceptance Time, then the ESPP Offering Period will be shortened and the applicable purchase date with respect to the ESPP Offering Period will occur no later than three business days prior to the date on which the Acceptance Time is expected to occur.

•	Immediately prior to the Effective Time, the ESPP will be terminated.

•

Morphic’s 2018 Stock Incentive Plan, Amended and Restated 2019 Equity Incentive Plan and 2024 Equity Inducement Plan (each, as amended from time to time, a “Morphic Stock Plan”) will be terminated effective as of the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What is the market value of my Shares as of a recent date?

•

On July 5, 2024, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $31.84 per Share. On July 18, 2024, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $56.32 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

•

Yes. On July 7, 2024, in connection with the execution and delivery of the Merger Agreement, Lilly and Purchaser entered into a (i) Tender and Support Agreement (as it may be amended from time to time, the “Springer Tender and Support Agreement”), with Timothy Springer, Chafen Lu, Springer-Lu Family 2004 Irrevocable Trust dated March 29, 2004 FBO – Kayla, Springer-Lu Family 2004 Irrevocable Trust dated March 29, 2004 FBO – Minerva and TAS Partners LLC (collectively, the “Springer Supporting Stockholders”), (ii) Tender and Support Agreement (as it may be amended from time to time, the “Tipirneni Tender and Support Agreement”), with Praveen Tipirneni and The Praveen Tipirneni Irrevocable Trust of 2019 (together, the “Tipirneni Supporting Stockholders”), and (iii) Tender and Support Agreement (as it may be amended from time to time, the “Polaris Tender and Support Agreement,” and, collectively with the Springer Tender and Support Agreement and the Tipirneni Tender and Support Agreement, the “Tender and Support Agreements”), with Amir Nashat, Polaris Partners VII, L.P. and Polaris Entrepreneurs Fund VII, L.P. (collectively, the “Polaris Supporting Stockholders,” and, collectively with the Springer Supporting Stockholders and the Tipirneni Supporting Stockholders, the “Supporting Stockholders”), pursuant to which each Supporting Stockholder agreed, among other things, (i) to tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire Morphic and (iii) to certain other restrictions on its ability to take actions with respect to Morphic and its Shares.

•

Each Tender and Support Agreement terminates automatically with respect to the applicable Supporting Stockholder upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the termination of such Tender and Support Agreement by written notice of termination from Lilly to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the Merger Agreement or the Offer that is effected without the applicable Supporting Stockholder’s consent that decreases the amount, or changes the form, of consideration payable to all stockholders of Morphic pursuant to the terms of the Merger Agreement. The Supporting Stockholders collectively beneficially owned approximately 20.5% of the outstanding Shares as of July 3, 2024.

See Section 11 — “The Merger Agreement; Other Agreements — Other Agreements — Tender and Support Agreements.”

Will I have appraisal rights in connection with the Offer?

•

No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow

x

the procedures set forth in Section 262 and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262, including how to access it without subscription or cost, is set forth in the Schedule 14D-9, which is being mailed to Morphic stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

•

You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at (866) 679-8880. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

INTRODUCTION

Rainier Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Morphic Holding, Inc., a Delaware corporation (“Morphic”), at a purchase price of $57.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated July 7, 2024, by and among Morphic, Lilly and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Morphic pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Morphic continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Morphic or any wholly-owned subsidiary of Morphic (each, a “Morphic Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such Shares under the DGCL (the Shares described in this clause (iv), the “Dissenting Shares”)) will automatically be converted into the right to receive the Offer Price in cash and without interest, from Purchaser (the “Merger Consideration”), subject to any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Morphic Board unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic Board deliberations on the Transactions), among other things, (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Morphic and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Morphic of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Acceptance Time, and (iv) subject to the other terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the Morphic Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Morphic’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Morphic stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Merger Agreement; Reasons for the Recommendation” and “Recommendation of the Board.”

The obligation of Purchaser to accept for payment, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”) and (ii) the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer or the Merger.

Morphic has advised Lilly that at a meeting of the Morphic Board held on July 7, 2024, Centerview Partners LLC (“Centerview”) rendered its oral opinion to the Morphic Board, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price and Merger Consideration to be paid to holders of Shares (other than as specified in such opinion) pursuant to the Merger Agreement were fair, from a financial point of view, to such holders. The full text of Centerview’s written opinion is attached as Annex A to the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price, net to the stockholder in cash, without interest thereon and subject to any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition, the Regulatory Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Lilly is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer, has not been satisfied or waived, Purchaser will, and Lilly will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than five business days each (or such longer period as Lilly and Morphic may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Lilly will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may elect to (and if so requested by Morphic, Purchaser will, and Lilly will cause Purchaser to) extend the Offer for one or more consecutive increments of such duration as requested by Morphic (or if not so requested by Morphic, as determined by Lilly) but not more than five business days each (or for such longer period as may be agreed to by Lilly and Morphic); provided that Morphic will not request Purchaser to, and Lilly will not be required to cause Purchaser to, extend the Offer on more than four occasions.

In no event will Purchaser be required to extend the Offer beyond one minute past 11:59 P.M., Eastern Time, on the Outside Date, provided that the Outside Date may be extended in the limited circumstances set forth in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Purchaser expressly reserves the right (but is not obligated) at any time and from time to time in its sole discretion to (i) waive, in whole or in part, any Offer Condition, (ii) increase the Offer Price or (iii) modify or amend the terms of the Offer in any manner not inconsistent with the terms of the Merger Agreement, except that without the prior written consent of Morphic, Purchaser will not, and Lilly will not permit Purchaser to:

(i)	reduce the number of Shares subject to the Offer (other than an adjustment made pursuant to the terms of the Merger Agreement);

(ii)	reduce the Offer Price (other than an adjustment made pursuant to the terms of the Merger Agreement);

(iii)	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition (as defined below);

(iv)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

(v)

except as otherwise provided in the Merger Agreement, terminate (unless the Merger Agreement has been validly terminated in accordance with the terms of the Merger Agreement), extend or otherwise amend or modify the Expiration Time;

(vi)	change the form or terms of consideration payable in the Offer;

(vii)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

(viii)	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Purchaser to irrevocably accept for payment, and pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Lilly will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Lilly or Morphic may terminate the Merger Agreement.

Morphic has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Morphic’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Morphic’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the scheduled Expiration Time and, in any event, no later than the following business day after the Expiration Time (the date and time of acceptance for payment, the “Acceptance Time”). Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, Morphic stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 A.M. and 5:00 P.M., Eastern Time, Monday through Friday. Morphic stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signatories of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES (IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Lilly or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Morphic stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Morphic.

Stock Options and Restricted Stock Units. The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by Morphic. Holders of outstanding unexercised stock options or restricted stock units (including restricted stock units held by grantees who received such units in connection with the Transactions) issued by Morphic as of immediately prior to the Effective Time will receive payment for such stock options or restricted stock units (including restricted stock units held by grantees who received such units in connection with the Transactions) following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding unexercised stock options or restricted stock units issued by Morphic as of the immediately prior to Effective Time may participate in the Offer only if they first exercise such stock options or are issued Shares in respect of such restricted stock units, in each case in accordance with the terms of the applicable Morphic Stock Plan and other applicable agreements of Morphic and tender the Shares, if any, issued upon such exercise or settlement. Any such exercise or issuance should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of Morphic in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after September 16, 2024, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Lilly or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.	Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to Morphic stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, Non-U.S. Holders (as defined below) that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in Section 451(b) of the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise in compensatory transactions). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates); (ii) a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or (iii) an estate or trust that is not a U.S. Holder. If you are an individual non-U.S. citizen, you may, in some cases, be deemed to be a resident alien and thus a U.S. Holder by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the Offer and the Merger.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. Long-term capital gains recognized by individuals generally are taxable at a reduced rate (currently, at a maximum rate of 20%). The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Tax Consequences to Non-U.S. Holders

Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on effectively connected earnings and profits (as adjusted for certain items), which will include such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

6.	Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “MORF.” Morphic has advised us that, as of July 12, 2024, 50,221,010 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2024
Third Quarter (through July 18, 2024)	$56.42	$31.01
Second Quarter	$35.56	$25.25
First Quarter	$41.47	$26.03
2023
Fourth Quarter	$31.45	$19.34
Third Quarter	$62.08	$19.80
Second Quarter	$63.08	$33.92
First Quarter	$49.24	$24.87
2022
Fourth Quarter	$31.72	$23.03
Third Quarter	$33.77	$21.24
Second Quarter	$43.34	$19.23
First Quarter	$52.33	$35.90

On July 5, 2024, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $31.84 per Share. On July 18, 2024, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $56.32 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

Morphic has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7.	Certain Information Concerning Morphic

The summary information set forth below is qualified in its entirety by reference to Morphic’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Lilly nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Lilly nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Morphic, whether furnished by Morphic or contained in such filings, or for any failure by Morphic to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Lilly or Purchaser.

Morphic is a biopharmaceutical company applying its proprietary insights into integrins to discover and develop a pipeline of potentially first-in-class oral small molecule integrin therapeutics. Morphic was formed as a corporation under the laws of the State of Delaware in August 2014. The address of Morphic’s principal executive offices and Morphic’s phone number at its principal executive offices are as set forth below:

Morphic Holding, Inc.

35 Gatehouse Drive, A2

Waltham, Massachusetts 02451

(781) 996-0955

Additional Information. The Shares are registered under the Exchange Act. Accordingly, Morphic is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Morphic’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Morphic’s securities, any material interests of such persons in transactions with Morphic and other matters was disclosed in Morphic’s definitive proxy statement for Morphic’s 2024 Annual Meeting of Stockholders filed with the SEC on April 25, 2024. Such information also will be available in the Schedule 14D-9. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Morphic, that file electronically with the SEC.

8.	Certain Information Concerning Lilly and Purchaser

The summary information set forth below is qualified in its entirety by reference to Lilly’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings with the SEC and other publicly available information.

Purchaser is a Delaware corporation and wholly-owned subsidiary of Lilly, and was formed solely for the purpose of facilitating the acquisition of Morphic by Lilly. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into Morphic and will cease to exist, with Morphic surviving the Merger as the Surviving Corporation. The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:

Rainier Acquisition Corporation

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

Lilly, an Indiana corporation, was incorporated in 1901 to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. Lilly discovers, develops, manufactures and markets products in a single business segment — human pharmaceutical products. Lilly manufactures and distributes its products through facilities in the U.S., including Puerto Rico, and in Europe and Asia. Its products are sold in approximately 105 countries. The address of Lilly’s principal executive offices and Lilly’s phone number at its principal executive offices are as set forth below:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Lilly are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Lilly, or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of July 7, 2024, none of Lilly, Purchaser or their respective associates or affiliates owned any Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Morphic; (ii) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Morphic during the past 60 days; (iii) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Morphic (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Lilly, their subsidiaries or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Morphic or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Lilly, their subsidiaries or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Morphic or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Morphic’s securities, an election of Morphic’s directors or a sale or other transfer of a material amount of Morphic’s assets.

Additional Information. Lilly is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Lilly’s directors and officers, information as of particular dates concerning the principal holders of Lilly’s securities and any material interests of such persons in transactions with Lilly. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Lilly, that file electronically with the SEC.

9.	Source and Amount of Funds

The Offer is not conditioned upon Lilly’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $3.2 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Lilly will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. Lilly has or will have available to it, through a variety of sources, including cash on hand, borrowings at prevailing market interest rates under Lilly’s commercial paper program, proceeds from any debt issuance that may be undertaken by Lilly, or a combination of the foregoing, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. As of March 31, 2024, Lilly had approximately $2.46 billion in cash and cash equivalents on hand. In the event that Lilly determines to issue commercial paper or other debt in connection with the purchase of Shares pursuant to the Offer and to complete the Merger, such commercial paper or other debt will be issued on terms determined by the market at the time of each such issuance, the maturities of such commercial paper or other debt, and Lilly’s ratings.

10.	Background of the Offer; Past Contacts or Negotiations with Morphic

Background of the Offer

The following is a description of contacts between representatives of Lilly and Morphic that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Morphic’s additional activities, please refer to the Schedule 14D-9 that will be filed by Morphic with the SEC and mailed to Morphic stockholders.

In the ordinary course of business and to supplement its research and development activities, Lilly regularly evaluates business development opportunities, including strategic acquisitions and licensing, partnership and collaboration opportunities.

Lilly’s board of directors was aware that Dr. Nanda, who is an employee of Lilly, was also a director on the Morphic Board, and in light of that fact, Lilly did not have (and Lilly did not permit its representatives to have) any discussions with Dr. Nanda about the possible strategic transaction with Morphic.

On December 30, 2020, Morphic entered into a standard confidentiality agreement with Lilly, which agreement was entered into in connection with general business development discussions. This agreement was subsequently amended from time to time to extend the term of the agreement. Morphic and Lilly also amended the agreement on August 24, 2023 to include a standstill provision restricting the accumulation of Morphic stock and prohibiting Lilly from taking certain other actions (which standstill would expire upon entry into an acquisition agreement with a third party and other customary termination events, and which did not include a “don’t ask/don’t waive” clause). From time to time in 2023 and early 2024, representatives of Morphic met with representatives of Lilly to discuss Morphic’s clinical programs and product candidates, and the possibility of a collaboration.

On September 7, 2023, representatives of Lilly met with Bruce Rogers, Morphic’s President, Marc Schegerin, Morphic’s Chief Financial Officer and Chief Operating Officer, Aaron Pelta, Morphic’s Senior Vice President of Corporate Business Development, Brihad Abhyankar, Morphic’s Senior Vice President, Clinical Development, and Kathryn Vincett Patrican, Morphic’s Director, Business Development and Investor Relations, who reviewed Morphic’s clinical programs.

On January 9, 2024, the same members of Morphic’s management as attended the September 7, 2023 meeting, joined by Praveen Tipirneni, Morphic’s Chief Executive Officer, and Blaise Lippa, Morphic’s Chief Scientific Officer, met with representatives of Lilly (including Lilly representatives who had not attended the September 7, 2023 meeting) to further discuss Morphic’s clinical programs.

On April 2, 2024, representatives of Lilly contacted Dr. Schegerin to indicate that Lilly was interested in exploring a strategic transaction with Morphic, and the representatives of Lilly requested certain due diligence information.

On April 23, 2024, representatives of Lilly met with members of Morphic’s senior management, including Dr. Tipirneni, Dr. Rogers, Dr. Schegerin, Mr. Pelta, Simon Cooper, Morphic’s Chief Medical Officer, Joanne Gibbons, Morphic’s Senior Vice President, Regulatory Affairs, Dr. Abhyankar and Ms. Patrican. The members of Morphic senior management provided the representatives of Lilly with an overview of Morphic’s business, clinical programs, MORF-057, and market opportunities. Also on April 23, 2024, Morphic and Lilly again amended the confidentiality agreement between the parties to further extend the length of the standstill period (preserving the termination provisions and the absence of a “don’t ask/don’t waive” provision).

On April 29, 2024, a representative of Lilly spoke with Dr. Tipirneni and Dr. Schegerin and informed them that Lilly planned to deliver an acquisition proposal to Morphic. Later that day, Lilly sent Morphic a written indication of interest proposing an acquisition of all outstanding equity of Morphic at a price of $46.00 per share in cash (the “April 29 Proposal”). The April 29 Proposal noted that this price represented a 64% premium to the closing price of Morphic’s common stock on April 26, 2024 and a 50% premium to the 30-day volume weighted average trading price (“VWAP”) as of that day. The April 29 Proposal stated that it was not subject to any financing contingency. The April 29 Proposal also stated that Lilly expected to complete its due diligence expeditiously, in parallel with negotiation of a definitive agreement. The April 29 Proposal did not include any request for exclusivity.

On May 1, 2024, Dr. Tipirneni and Dr. Schegerin spoke with representatives of Lilly and informed them that Lilly’s proposal did not represent sufficient value for Morphic to transact. The representatives of Morphic suggested that Lilly be permitted to conduct additional limited due diligence to inform its decision as to whether it would be willing to increase its proposed price, and Dr. Tipirneni confirmed that Morphic would be willing to provide such limited additional due diligence.

On May 7, 2024, Lilly provided Morphic with a list of priority due diligence questions, and from May 9, 2024 through May 16, 2024, Morphic provided responses to these questions and began providing Lilly with due diligence information regarding MORF-057 and Morphic’s clinical programs through an online data room.

On May 17, 2024, representatives of Citigroup Global Markets Inc. (“Citi”), Lilly’s financial advisor, provided representatives of Centerview Partners LLC (“Centerview”), Morphic’s financial advisor, with a list of additional due diligence requests.

On May 19, 2024, in connection with an industry conference, Dr. Rogers, Dr. Cooper and Mr. Pelta met for dinner with representatives of Lilly and further discussed Morphic’s clinical programs and product candidates.

On May 21, 2024, representatives of Centerview spoke with representatives of Citi regarding the scope of additional due diligence.

On May 22, 2024, Dr. Tipirneni spoke with a representative of Lilly, who indicated that Lilly had received the information it required to provide a revised proposal.

On May 28, 2024, a representative of Lilly spoke with Dr. Tipirneni and Dr. Schegerin and informed them that Lilly planned to deliver a revised acquisition proposal to Morphic, providing for a price of $50.00 per share. Later on May 28, 2024, Lilly sent to Morphic a revised written indication of interest proposing an acquisition of all outstanding equity of Morphic at a price of $50.00 per share in cash (the “May 28 Proposal”). The May 28 Proposal noted that this price represented a 62% premium to the closing price of Morphic’s common stock on May 24, 2024 and a 72% premium to the 30-day VWAP as of that day. The May 28 Proposal stated that it was not subject to any financing contingency and that Lilly expected to complete its due diligence expeditiously and in parallel with negotiation of a definitive agreement. The May 28 Proposal included a request for additional due diligence information. The May 28 Proposal did not include any request for exclusivity.

On May 29, 2024, a representative of Centerview spoke with and informed a representative of Citi that the Morphic Board would be willing to provide certain additional due diligence information in order to support Lilly increasing its proposal to at least $60.00 per share in cash.

On June 1, 2024, a representative of Citi spoke with a representative of Centerview to discuss the scope of additional due diligence information to be provided by Morphic, and expressed Lilly’s willingness to consider increasing its proposed price per share following evaluation of that information, noting that increasing its proposal to $60.00 was a high bar.

On June 3, 2024, Mr. Pelta and Ms. Patrican met with representatives of Lilly and discussed the due diligence process.

On June 12, 2024, members of Morphic’s management, including Dr. Rogers, Dr. Nguyen, Mr. Pelta and Ms. Patrican, met with representatives of Lilly and discussed chemistry, manufacturing, and controls regarding Morphic’s product candidates and clinical programs. On June 13, 2024, members of Morphic’s management, including Dr. Rogers, Mr. Pelta, Ms. Patrican, Dr. Cooper, Dr. Abhyankar and Ms. Gibbons, met with representatives of Lilly and discussed clinical and regulatory matters.

On June 19, 2024, Dr. Tipirneni, Dr. Rogers, Dr. Schegerin, Dr. Cooper, Mr. Pelta and Ms. Patrican met with representatives of Lilly and discussed Morphic’s clinical trials. Later on June 19, 2024, Morphic provided additional due diligence information to Lilly in the online data room.

On June 21, 2024, representatives of Lilly spoke with Dr. Tipirneni and Dr. Schegerin and informed them that Lilly planned to deliver a revised proposal to acquire all outstanding Morphic equity at a price of $53.00 per share in cash. Later on June 21, 2024, Lilly sent Morphic a revised written indication of interest proposing an acquisition of all outstanding Morphic equity at a price of $53.00 per share in cash (the “June 21 Proposal”). The June 21 Proposal noted that this price represented a 93% premium to the closing price of Morphic’s common stock on June 20, 2024 and a 79% premium to the 30-day VWAP as of that day. The June 21 Proposal, consistent with Lilly’s prior proposals, stated that it was not subject to any financing contingency and that Lilly expected to complete its due diligence expeditiously and in parallel with negotiation of a definitive agreement. The June 21 Proposal also included a request for the execution of customary agreements committing to vote or tender shares in favor of the proposed transaction by certain of Morphic’s stockholders. The June 21 Proposal did not include any request for exclusivity.

On June 23, 2024, a representative of Centerview spoke with a representative of Citi and informed the representative of Citi that the Morphic Board would be willing to proceed with a transaction at a valuation of $60.00 per share.

On June 24, 2024, a representative of Citi spoke with a representative of Centerview and informed the representative of Centerview that Lilly would be willing to proceed at a price of $57.00 per share (the “June 24 Proposal”), and that Lilly did not have flexibility above this price. The representative of Centerview inquired as to whether Lilly would be able to provide Morphic stockholders with a contingent value right based on the results of Morphic’s MORF-57 clinical trials or the achievement of regulatory and commercial milestones, and the representative of Citi responded that, while Lilly had considered an offer including a contingent value right, it determined to propose an all-upfront cash offer and that Lilly was not willing to add a contingent value right to its proposal. The representative of Citi then informed the representative of Centerview that, in consideration of its increased price proposal, Lilly would require Morphic to agree to negotiate with Lilly on an exclusive basis through July 15, 2024.

Later on June 24, 2024, a representative of Centerview informed a representative of Citi that Morphic would be willing to proceed at a price of $57.00 per share, and that Morphic would agree to negotiate with Lilly on an exclusive basis through a shorter period. The representatives of Centerview and Citi, at the direction of Lilly, agreed to an exclusivity period ending on July 11, 2024 (rather than through July 15, 2024 as had previously been requested by Lilly).

Also on June 24, 2024, representatives of Fenwick & West LLP (“Fenwick”), Morphic’s outside corporate counsel, spoke with representatives of Kirkland & Ellis LLP, Lilly’s outside counsel (“Kirkland”), and sent Kirkland a draft Merger Agreement, which contemplated that the transaction would be structured as a tender offer for all outstanding shares of Morphic’s common stock, followed by a merger under Section 251(h) of the DGCL of Morphic into a Lilly subsidiary, with Morphic surviving the merger, and proposed, among other terms, a termination fee equal to 2.5% of the equity value of the transaction to be payable by Morphic to Lilly in the event Morphic terminated the Merger Agreement to accept a superior proposal or upon certain other customary termination events. Also on June 24, 2024, Kirkland sent to Fenwick a draft exclusivity agreement providing for an exclusivity period ending on July 15, 2024.

On June 25, 2024, Fenwick sent to Kirkland a revised version of the exclusivity agreement providing for, among other customary provisions, an exclusivity period ending on July 11, 2024. Later that day, the parties finalized and executed the exclusivity agreement providing for an exclusivity period ending on July 11, 2024.

Also on June 25, 2024, Morphic provided Lilly and its advisors with access to an expanded online data room, and representatives of Fenwick provided Kirkland with a draft Tender and Support Agreement to be entered into by certain Morphic stockholders committing to tender their Shares into the tender offer and which contained certain other customary provisions.

On June 27, 2024, Kirkland provided Fenwick with revised drafts of the Merger Agreement and Tender and Support Agreement. The revised draft of the Merger Agreement proposed a number of changes to the draft previously circulated by Fenwick, including changes to the definition of “Company Material Adverse Effect,” removing Lilly’s obligation to commit to any divestitures or other actions if required in order to obtain United States regulatory clearance, and increasing the amount of the termination fee payable by Morphic if it terminated the Merger Agreement to accept a superior proposal to 4.25% of the equity value of the transaction.

On June 28, 2024, Dr. Rogers, Dr. Lippa and Mr. Pelta met with representatives of Lilly and discussed Morphic’s preclinical pipeline.

Between June 28, 2024 and July 2, 2024, members of Morphic’s management held various diligence calls with representatives of Lilly, including with respect to information technology, intellectual property and contract matters, certain of which were attended by representatives of Fenwick.

On June 29, 2024, representatives of Fenwick and Kirkland discussed certain issues in the Merger Agreement, and, following that discussion, Fenwick sent Kirkland revised drafts of the Merger Agreement and Tender and Support Agreement. The revised draft of the Merger Agreement, among other things, made revisions to the definition of “Company Material Adverse Effect” and decreased the amount of the termination fee payable by Morphic if it terminated the Merger Agreement to accept a superior proposal to 3.0% of the equity value of the transaction.

On June 30, 2024, Fenwick provided Kirkland with a draft of the disclosure schedules to the Merger Agreement, and, from July 1, 2024 through July 6, 2024, representatives of Fenwick and Kirkland exchanged revised drafts of these disclosure schedules.

On July 1, 2024, representatives of Fenwick and Kirkland discussed unresolved issues in the Merger Agreement. Following this discussion, on July 1, 2024, Kirkland sent to Fenwick a revised draft of the Merger Agreement which, among other terms, provided for a termination fee equal to 4.0% of the equity value of the transaction.

On July 2, 2024, representatives of Fenwick and Kirkland again discussed the remaining unresolved issues in the Merger Agreement, and Fenwick sent to Kirkland a further revised draft of the Merger Agreement, which, among other terms, provided for a termination fee equal to 3.3% of the equity value of the transaction.

On July 3, 2024, representatives of Fenwick and Kirkland discussed the remaining unresolved issues in the Merger Agreement, and thereafter Fenwick provided Kirkland with a revised draft of the Merger Agreement that reflected the resolution of these issues, including, among other terms, a termination fee equal to $118.00 million (representing approximately 3.7% of the equity value of the transaction).

On July 5, 2024, Lilly’s board of directors held a meeting during which it reviewed and approved the Merger Agreement and the Transactions, including the Offer and the Merger.

On July 7, 2024, Morphic, Lilly and Purchaser executed the Merger Agreement, and Lilly, Purchaser and each Supporting Stockholder executed the Tender and Support Agreements.

Before the opening of trading on July 8, 2024, Morphic and Lilly issued a joint press release announcing the execution of the Merger Agreement and the Tender and Support Agreements.

On July 19, 2024, Purchaser commenced the Offer and Lilly filed this Offer to Purchase. As of such date, and throughout the transaction discussions between Lilly and Morphic, neither Lilly nor Purchaser had any discussions with, or made any offer to, any individual Morphic director or officer regarding employment with Lilly following the closing of the Offer.

11.	The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that Lilly or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Lilly and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to modify or supplement any factual disclosures about Lilly, Purchaser or Morphic. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Lilly, Purchaser and Morphic and may be subject to qualifications and limitations agreed upon by Lilly, Purchaser and Morphic. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Lilly, Purchaser and Morphic, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by Morphic to Lilly and Purchaser concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). Neither the incorporation by reference of the Merger Agreement nor this summary of the Merger Agreement is intended to modify or supplement any factual disclosures about Morphic, Lilly or Purchaser in Morphic’s public reports filed with the SEC. Investors are not third-party beneficiaries under the Merger Agreement (except that, after the Effective Time, any one or more of the holders of Shares and any stock options and restricted stock units of Morphic may enforce the provisions in the Merger Agreement relating to their right to receive the consideration in the Merger applicable to such holder(s), and certain provisions pertaining to limitations of liability if the Termination Fee (as defined below) is paid to Lilly are intended to benefit and will be enforceable by the stockholders of Morphic). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since July 7, 2024, which subsequent information may or may not be fully reflected in Lilly, Purchaser and Morphic’s public disclosures.

The Offer. Provided that the Merger Agreement has not been validly terminated in accordance with its terms, Purchaser will commence the Offer as promptly as practicable, and in no event later than July 19, 2024.

Purchaser’s obligation to, and Lilly’s obligation to cause Purchaser to, irrevocably accept for payment and pay for Shares validly tendered and not validly withdrawn in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions described herein, the Merger Agreement provides that Purchaser will, and Lilly will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer and, in any event, no more than three business days after the expiration of the Offer.

•

Purchaser expressly reserves the right (but is not obligated) at any time and from time to time in its sole discretion to (i) waive, in whole or in part, any Offer Condition, (ii) increase the Offer Price, or (iii) modify or amend the terms of the Offer in any manner not inconsistent with the terms of the Merger Agreement, except that without the prior written consent of Morphic, Purchaser will not, and Lilly will not permit Purchaser to:

•	reduce the number of Shares subject to the Offer (other than an adjustment made pursuant to the terms of the Merger Agreement);

•	reduce the Offer Price (other than an adjustment made pursuant to the terms of the Merger Agreement);

•	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition (as defined below);

•	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

•

except as otherwise provided in the Merger Agreement, terminate (unless the Merger Agreement has been validly terminated in accordance with the terms of the Merger Agreement), extend or otherwise amend or modify the Expiration Time;

•	change the form or terms of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

•	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer, has not been satisfied or waived, Purchaser will, and Lilly will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than five business days each (or such longer period as Lilly and Morphic may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Lilly will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may elect to (and if so requested by Morphic, Purchaser will, and Lilly will cause Purchaser to) extend the Offer for one or more consecutive increments of such duration as requested by Morphic (or if not so requested by Morphic, as determined by Lilly) but not more than five business days each (or for such longer period as may be agreed to by Lilly and Morphic); provided that Morphic will not request Purchaser to, and Lilly will not be required to cause Purchaser to, extend the Offer on more than four occasions.

In no event will Purchaser be required to extend the Offer beyond one minute past 11:59 P.M., Eastern Time, on the Outside Date, provided that the Outside Date may be extended in the limited circumstances set forth in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

The Merger. At the Effective Time, Purchaser will merge with and into Morphic, the separate corporate existence of Purchaser will cease, and Morphic will continue as the Surviving Corporation. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the closing date of the Merger will take place no later than the second business day after satisfaction or waiver of the closing conditions set forth in the Merger Agreement. Lilly, Purchaser and Morphic have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer without a vote of holders of the Shares in accordance with Section 251(h) of the DGCL.

At the closing of the Merger, Morphic will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effectuate the Merger.

At the Effective Time, the certificate of incorporation of Morphic will be amended and restated in its entirety and, as so amended, will be the certificate of incorporation of the Surviving Corporation. The bylaws of the Surviving Corporation immediately following the Effective Time will be the bylaws of Purchaser immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by the name of the Surviving Corporation.

Board of Directors and Officers. The board of directors of the Surviving Corporation immediately following the Effective Time will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Purchaser immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Morphic or any Morphic Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer, or (iv) the Dissenting Shares) will automatically be converted into the right to receive the Merger Consideration, subject to any applicable tax withholding.

Each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Dissenting Shares, the rights set forth in Section 262.

Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each Morphic Stock Option that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full and, at the Effective Time, each Morphic Stock Option that is then outstanding will be canceled and the holder thereof will be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share underlying such Morphic Stock Option by (ii) the number of Shares underlying such Morphic Stock Option. Any such Morphic Stock Option that has an exercise price that equals or exceeds the Merger Consideration will be canceled for no consideration. Lilly will cause the Surviving Corporation to pay the Morphic Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time).

The Merger Agreement also provides that as of immediately prior to the Effective Time, each Morphic RSU that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Morphic RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such restricted stock unit. Lilly will cause the Surviving Corporation to pay the Morphic RSU Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time) or at such later date as required under Section 409A of the Code.

Treatment of Employee Stock Purchase Plan. As soon as practicable following the execution of the Merger Agreement, Morphic is required to take all actions with respect to the ESPP that are necessary to provide that (i) with respect to the ESPP Offering Period under the ESPP in effect as of July 7, 2024, if any, no individual who was not a participant in the ESPP as of July 7, 2024 may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on July 7, 2024 for such ESPP Offering Period, (ii) no new offering period will be commenced under the ESPP prior to the Effective Time, (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Acceptance Time, then the ESPP Offering Period will be shortened and the applicable purchase date with respect to the ESPP Offering Period will occur no later than three business days prior to the date on which the Acceptance Time is expected to occur, and (iv) immediately prior to the Effective Time, the ESPP will terminate.

Promised Grantees. Prior to the Effective Time, Morphic will grant Morphic RSUs to each person identified in the Disclosure Letter who has been promised an equity interest in Morphic and remains at the time an employee of Morphic (each, a “Promised Grantee”) in lieu of such promised equity interest in exchange for (and subject to) the execution of a general release of claims in favor of Morphic, Lilly and related persons. As of and following the Effective Time, no Promised Grantee will have the right to acquire any equity interest in Morphic or the Surviving Corporation or have any right to receive an equity award in respect thereof.

Withholding. Lilly, Morphic, the Surviving Corporation and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Offer or Merger Agreement such amounts required to deducted and withheld under the Code or any other tax law.

Transfer Taxes. If the payment of the Offer Price is to be made to a person other than the person in whose name the tendered Shares are registered on the stock transfer books of Morphic, it will be a condition to such payment that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Offer Price to a person other than the registered holder of the Shares tendered, or shall have established to the satisfaction of Lilly that such taxes either have been paid or are not applicable.

In the Merger Agreement, Morphic has made representations and warranties to Lilly and Purchaser with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capital structure;

•	subsidiaries and equity interests;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	SEC filings and undisclosed liabilities;

•	disclosure controls and internal controls over financial reporting;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	the absence of specified changes or events;

•	taxes;

•	labor relations;

•	employees and employee benefit plans;

•	property;

•	contracts;

•	litigation;

•	compliance with laws, including anti-corruption and anti-bribery laws;

•	regulatory matters;

•	environmental matters;

•	intellectual property and computer systems;

•	privacy and data;

•	insurance;

•	brokers and other advisors;

•	no rights agreements;

•	anti-takeover provisions and statutes;

•	the opinion of its financial advisor;

•	no stockholder vote required; and

•	affiliate transactions.

Some of the representations and warranties in the Merger Agreement made by Morphic are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that (i) has a material adverse effect on the business, financial condition or results of operations of Morphic and the Morphic Subsidiaries, taken as a whole, or (ii) prevents Morphic from consummating the Transactions on or before the Outside Date. For purposes of clause (i) of the definition of “Company Material Adverse Effect,” none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that results from or arises in connection with the following, either alone or in combination, will be deemed to constitute a Company Material Adverse Effect or will be taken into account in determining whether there has been a Company Material Adverse Effect:

(i) any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising in connection with:

(A) general conditions (or changes therein) in the industries in which Morphic and the Morphic Subsidiaries operate;

(B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States, the European Union or elsewhere in the world;

(C) any change or prospective change in applicable law or GAAP (or the authoritative interpretation or enforcement thereof);

(D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including the ongoing conflict between Russia and Ukraine), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing;

(E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental officials (including COVID-19 measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(F) the failure, in and of itself, of Morphic to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after July 7, 2024, or changes in the market price or trading volume of Morphic common stock or the credit rating of Morphic (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

(G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Lilly, Purchaser or their respective affiliates, any stockholder proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with Morphic or any Morphic Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Morphic or any Morphic Subsidiary;

(H) Morphic’s compliance with the covenants contained in the Merger Agreement;

(I) any action taken by Morphic or any Morphic Subsidiary at Lilly’s written request or with Lilly’s written consent;

(J) any matter described in the Disclosure Letter, to the extent the effects of such matter were known or reasonably foreseeable by Lilly;

(K) any Effect that occurs in connection with Morphic’s, or any Morphic Subsidiary’s, their competitors’ or potential competitors’ preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, or approval by the U.S. Food and Drug Administration (the “FDA”) or any other governmental entity (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of Morphic’s or any Morphic Subsidiary’s products or product candidates; or

(L) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or payors, or any governmental entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of Morphic or any Morphic Subsidiary, or any competitors or potential competitors of Morphic or any Morphic Subsidiary, or the pricing, reimbursement or insurance coverage thereof, except (x) in the case of clauses (A), (B), (C), (D) or (E), to the extent that Morphic and the Morphic Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Morphic and the Morphic Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (y) in the case of clause (K) or (L), if such Effect results from (1) fraud by Morphic or any Morphic Subsidiary or (2) the FDA and the European Medicines Agency issuing one or more orders that impose a clinical hold on the investigation of Morphic’s MORF-057 inhibitor for ulcerative colitis, the result of which would reasonably be likely to result in a termination of, or a delay of 12 months or more in dosing patients in, Morphic’s α4ß7 MORF-057 inhibitor clinical trial for ulcerative colitis (in which case such Effect, to the extent resulting from such fraud or order, may be taken into account in determining whether there has been a Company Material Adverse Effect).

In the Merger Agreement, Lilly and Purchaser have made representations and warranties to Morphic with respect to:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	brokers;

•	litigation;

•	ownership of securities of Morphic; and

•	availability of funds to consummate the Offer and the Merger.

Some of the representations and warranties in the Merger Agreement made by Lilly and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Lilly or Purchaser from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. Morphic has agreed that, from July 7, 2024 until the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, except as expressly provided by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in the Disclosure Letter delivered to Lilly in connection with the Merger Agreement, Morphic will, and will cause each Morphic Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course, (ii) preserve intact its present business organization, (iii) keep available the services of its present officers and employees (at the vice-president level and above) and (iv) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it.

Morphic has further agreed that, from July 7, 2024 to the earlier of the Acceptance Time or the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement or as set forth prior to execution of the Merger Agreement in the Disclosure Letter, Morphic will not do any of the following without the prior written consent of Lilly (which consent will not be unreasonably withheld, delayed or conditioned), among other things and subject to specified exceptions (including specified ordinary course exceptions):

•

enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts Morphic or its affiliates (other than in the case as further described in Section 6.01(a) of the Merger Agreement), from time to time engaging or competing in any line of business or in any geographic area;

•

declare, set aside, establish a record date in respect of, accrue, or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Morphic capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of Morphic to its parent;

•	split, combine or reclassify any Morphic capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Morphic’s capital stock;

•

repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly, any securities of Morphic or the Morphic Subsidiaries except for (i) acquisitions of shares of Morphic common stock in connection with the surrender of shares of Morphic common stock by holders of Morphic Stock Options outstanding on July 7, 2024 in order to pay the exercise price of Morphic Stock Options, (ii) the withholding of shares of Morphic common stock to satisfy tax obligations with respect to awards granted pursuant to the Morphic stock plans and (iii) the acquisition by Morphic of Morphic Stock Options and Morphic RSUs, in connection with the forfeiture of such awards, in each case, in accordance with their terms;

•

issue, grant, deliver, sell, authorize, pledge or otherwise encumber any securities of Morphic or the Morphic Subsidiaries, other than issuances of Morphic common stock upon the exercise of Morphic Stock Options or purchase rights under the ESPP or the settlement of Morphic RSUs, in each case in accordance with their terms;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

•

form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person (other than Morphic), if the aggregate amount of consideration paid or transferred by Morphic or any Morphic Subsidiary would exceed $250,000;

•	except as required pursuant to the terms of any benefit plan or benefit agreement, in each case, as in effect as of July 7, 2024:

•

adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, benefit plan or benefit agreement, or any plan or arrangement that would be a benefit plan or benefit agreement if in effect as of July 7, 2024;

•	grant to any director, employee or individual service provider of Morphic or any Morphic Subsidiary any increase in base or other compensation;

•	grant to any director, employee, or individual service provider of Morphic or any Morphic Subsidiary any increase in severance or termination pay;

•	pay or award, or commit to pay or award, any bonuses or incentive compensation;

•	enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of Morphic or any Morphic Subsidiary;

•	take any action to accelerate any rights or benefits under any benefit plan or benefit agreement, or the funding of any payments or benefits under any benefit plan or benefit agreement; or

•

hire (other than to replace an employee or individual service provider whose employment or service has terminated) or terminate (other than for cause) the employment or service of any employee or individual service provider at the level of vice-president or above or with an annual base salary at or above $300,000 (subject to certain exceptions);

•

make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law, including Regulation S-X promulgated under the Securities Act of 1933, as amended, in each case, as agreed to by Morphic’s independent public accountants;

•

sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any lien (other than a permitted lien), any properties or assets (other than intellectual property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to contracts to which Morphic is a party made available to Lilly and in effect prior to July 7, 2024 or (iii) properties or assets having a fair market value of less than $250,000 in the aggregate;

•

sell, assign, license or otherwise transfer any intellectual property owned by Morphic, except (i) for licenses (including sublicenses) to intellectual property granted in the ordinary course of business, (ii) pursuant to Standard IP Contracts (as defined in the Merger Agreement), (iii) pursuant to contracts to which Morphic is a party made available to Lilly and in effect prior to July 7, 2024, or (iv) abandonment or other disposition of any of Morphic’s registered intellectual property that is at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business;

•	incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another person;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of Morphic, guarantee any debt securities of another person;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than to or in (i) Morphic, (ii) any acquisition not in violation of the Merger Agreement or (iii) any person pursuant to any advancement obligations under Morphic’s certificate of incorporation or bylaws or indemnification agreements as in effect on or prior to July 7, 2024;

•

other than in accordance with Morphic’s capital expenditure budget made available to Lilly, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of the amount set forth in the Disclosure Letter;

•

pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (as defined in the Merger Agreement) (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Proceeding initiated by Morphic, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $250,000 per payment (assuming the payment in full of all future fixed or contingent payments), discharge, settlement, compromise or satisfaction or $1,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

•	make, change or revoke any material tax election, change any annual tax accounting period or adopt or change any material method of tax accounting, file any amended material tax return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or settle or compromise any material tax liability or refund;

•

amend, cancel or terminate any material insurance policy naming Morphic or any Morphic Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

•

abandon, cancel, fail to renew or permit to lapse (i) any of Morphic’s material registered intellectual property owned or purported to be owned by Morphic (except in the ordinary course of prosecution) or (ii) any of Morphic’s material registered intellectual property to the extent that Morphic has the right to take or cause to be taken such action pursuant to the terms of the applicable contract under which such intellectual property is licensed to Morphic;

•	fail to renew (to the extent renewable at the option of Morphic) or terminate any contract under which material intellectual property is licensed to Morphic;

•

disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of Morphic or any of the Morphic Subsidiaries that is included in Morphic’s intellectual property owned or purported to be owned by Morphic in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by Morphic or any Morphic Subsidiary or in connection with any required regulatory filing;

•

sell, transfer, license or otherwise encumber any of Morphic’s intellectual property owned or purported to be owned by Morphic other than non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution or commercialization activities relating to products or services entered into in the ordinary course of business;

•

except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by Section 6.01 of the Merger Agreement, enter into, terminate or modify in any material respect, or expressly release any material rights under, any specified material contracts or any contract that, if existing on July 7, 2024, would have been a specified material contract;

•

participate in any scheduled meetings or scheduled teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar governmental entity without providing Lilly (to the extent reasonably practicable and permitted under applicable law, and excluding routine administrative communications, or immaterial communications) with prior written notice and, within 24 hours from the time such written notice is delivered, the opportunity to consult with Morphic with respect to such correspondence, communication or consultation;

•	enter into a research or collaboration arrangement that provides for payments by or to Morphic or any Morphic Subsidiary in excess of $300,000 in any 12-month period;

•	commence any clinical study of which Lilly has not been informed prior to July 7, 2024;

•	unless mandated by any regulatory authority, discontinue, terminate, suspend or materially modify any ongoing clinical study;

•	discontinue, terminate, suspend or materially modify any ongoing IND-enabling preclinical study without first consulting with Lilly in good faith;

•	accelerate or delay public disclosure of the results of any ongoing clinical study from any release dates publicly announced prior to July 7, 2024; or

•	authorize, commit or agree to take any of the foregoing actions.

Access to Information. From and after July 7, 2024, subject to the requirements of applicable law, Morphic has agreed to provide Lilly and its officers, directors, employees, investment bankers, attorneys, other advisors or other representatives reasonable access during normal business hours to Morphic’s properties, books and records, contracts and personnel, and furnish, as promptly as reasonably practicable, to Lilly all information concerning its business, properties and personnel as Lilly may reasonably request, in each case, solely for the purposes of effectuating the Transaction and integration planning, subject to customary exceptions and limitations.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification, advancement of expenses and insurance rights in favor of Morphic’s current and former directors, officers, employees and agents, who we refer to as “indemnitees.” Specifically, Lilly and Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) existing at the execution of the Merger Agreement in favor of indemnitees as provided in Morphic’s certificate of incorporation or bylaws or under any indemnification agreement in effect as of July 7, 2024 and made available to Lilly will be assumed by the Surviving Corporation, without further action at the Effective Time, survive the Merger, continue in full force and effect in accordance with their respective terms and will for the period beginning upon the Acceptance Time and ending six years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect any right thereunder of any indemnitee. Lilly will cause the Surviving Corporation to perform these obligations.

At or prior to the Effective Time, following good-faith consultation with Lilly and utilizing Lilly’s insurance broker, Morphic may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions) for the period beginning upon the Acceptance Time and ending six years from the Effective Time, covering each indemnitee and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any indemnitee than those of Morphic’s directors’ and officers’ liability insurance policies in effect on July 7, 2024 (the “Existing D&O Policies”). However, the maximum aggregate annual premium for such “tail” insurance policies will not exceed 300% of the aggregate annual premium payable by Morphic pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by Morphic, Lilly will cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event Morphic does not obtain such “tail” insurance policies, then, for the period beginning upon the Acceptance Time and ending six years from the Effective Time, Lilly will either purchase such “tail” insurance policies or Lilly will maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions). However, neither Lilly nor the Surviving Corporation will be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount, and, if the annual premium of such insurance coverage exceeds such amount, Lilly or the Surviving Corporation will be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Morphic, Lilly and Purchaser will, and will cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in the Merger Agreement to be satisfied, in each case as promptly as reasonably practicable after July 7, 2024, (ii) the making of all necessary notices to, and the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, any third party (including any governmental entity) with respect to the Merger Agreement or the Transactions, in each case as requested by Lilly, provided that Morphic will not be required to make, or agree to make, any payments, or enter into or amend any contract, in connection therewith, (iii) the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions, (iv) the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, Morphic and Morphic Board will (A) take all action necessary to ensure that no restrictions on business combinations of any takeover law or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any takeover law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement. Each of Lilly and Morphic will not, and will not permit their respective subsidiaries to, enter into any agreement providing for, or consummate, any acquisition of a 40% or greater ownership interest in or applicable assets of any person, where such (i) person’s products, product candidates or the subject assets include one or more products, product candidates or assets that are currently being marketed or developed in clinical trials to treat (whether by an oral or injectable small molecule drug or biologic) ulcerative colitis or Crohn’s disease, and (ii) the effect of such agreement or acquisition would reasonably be expected to prevent or materially delay any required approvals, or the expiration or termination of the applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any foreign antitrust laws applicable to the Merger.

Lilly and Morphic will, or will cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than July 16, 2024) and (ii) all appropriate filings, notices, applications or similar documents required under any foreign antitrust law applicable to the Transactions (as set forth in the Disclosure Letter) as promptly as reasonably practicable. Each of Lilly and Morphic will (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any foreign antitrust law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable law or by the applicable governmental entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the Offer, the Merger or any of the other Transactions without providing reasonable prior notice the other party, (B) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (C) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the Merger Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity and (D) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any governmental entity or members of any governmental entity’s staff, on the other hand, with respect to the Merger Agreement, the Offer, the Merger and the other Transactions and (iv) comply with any inquiry or request from the FTC, the

DOJ or any other governmental entity as promptly as reasonably practicable. Any such additional information will be in substantial compliance with the requirements of the HSR Act or the applicable foreign antitrust law, as the case may be. The parties hereto agree not to extend, directly or indirectly, any waiting period under the HSR Act or any foreign antitrust law or enter into any agreement with a governmental entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party. Without limiting the foregoing, Morphic, Lilly and Purchaser will promptly provide to the other (or the other’s respective advisors) copies of all material correspondence between such party and any governmental entity relating to the Transactions. Morphic, Lilly and Purchaser may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under Section 7.02 of the Merger Agreement as “outside counsel only.” Such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

In furtherance of the foregoing and subject to the terms and conditions set forth in the Merger Agreement, Lilly and Purchaser have agreed to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any foreign antitrust law that may be required by any governmental entity, so as to enable Morphic, Lilly and Purchaser to close the Transactions as promptly as practicable (and in any event by or before the Outside Date); provided, however that nothing in Section 7.02 of the Merger Agreement (which is described under this heading) will require, and notwithstanding anything to the contrary in the Merger Agreement, neither Lilly nor Purchaser will have any obligation to (or to cause any of their respective subsidiaries or affiliates or Morphic or any Morphic Subsidiary to): (i) sell, license, divest or dispose of or hold separate the assets, intellectual property or businesses of any entity, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations of any entity, (iii) change or modify any course of conduct regarding future operations of any entity, (iv) otherwise take any action that would limit the freedom of action with respect to, or the ability to retain, one or more businesses, assets or rights of any entity or interests therein or (v) commit to take any such action in the foregoing clause (i), (ii), (iii) or (iv).

Employee Matters. For a period of one year following the Effective Time or, if earlier, until the date of termination of employment of the relevant Company Employee (as defined below) (the “Continuation Period”), Lilly will or will cause the Surviving Corporation to provide to each individual who is employed by Morphic or any Morphic Subsidiary immediately prior to the Effective Time and who continues employment with Lilly or the Surviving Corporation or any of their respective subsidiaries or affiliates as of immediately following the Effective Time (each, a “Company Employee”) (i) a base salary or wage rate and target cash incentive opportunity that are at least as favorable in the aggregate as those provided to such Company Employee by Morphic or any Morphic Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) employee benefits (excluding cash incentive opportunities (except as provided in clause (i)), severance (except as provided in the following sentence), equity and equity based awards, change in control, nonqualified deferred compensation, retention bonuses, transaction bonuses, defined benefit pension, stock purchase plans and post-employment welfare benefit plans, programs and arrangements (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Company Employee by Morphic or any Morphic Subsidiary under Morphic’s benefit plans or Morphic’s benefit agreements that are disclosed in the Disclosure Letter, as applicable, as of immediately prior to the Effective Time (other than the Excluded Benefits) (or, to the extent a Company Employee becomes covered by an employee benefit plan or program of Lilly (or one of its affiliates other than the Surviving Corporation) during such period, substantially comparable to those benefits (other than the Excluded Benefits) maintained for and provided to similarly situated employees of Lilly (or its relevant affiliate)). Notwithstanding the foregoing, during the Continuation Period, Lilly will, and will cause the Surviving Corporation to, provide any Company Employee who experiences a termination of employment under the circumstances set forth in the Disclosure Letter with severance benefits no less favorable than those set forth in the Disclosure Letter, subject to the Company Employee’s execution of a general release of claims in favor of Morphic, Lilly and related persons.

Following the time in which the Company Employees no longer participate in a benefit plan of Morphic after the Effective Time, the Company Employees will be eligible to participate in the corresponding plan of Lilly, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”) to the same extent as other similarly-situated employees of Lilly and its affiliates. Following the Effective Time, Lilly will cause the Surviving Corporation to use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in such Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan of Morphic in which such Company Employee participates immediately prior to the Effective Time.

If Morphic has not paid annual bonuses in respect of calendar year 2024 (the “2024 Annual Bonuses”) prior to the Effective Time, then, no later than February 15, 2025, Lilly will cause the Surviving Corporation or its applicable affiliate to pay to each Company Employee who participates in Morphic’s 2024 annual bonus plan, such Company Employee’s 2024 Annual Bonus based on the greater of target performance and actual achievement of the applicable performance metrics, subject to the Company Employee’s continued employment through the payment date (the “Payment Date”). If Lilly or the Surviving Corporation or any of their respective affiliates terminates the employment of any Company Employee for any reason other than for Cause or, solely to the extent such Company Employee is a party to an Executive Change in Control Agreement, or in the event of a resignation for Good Reason (as defined in the Non-Executive Change in Control Plan or, solely to the extent such Company Employee is a party to an Executive Change in Control Agreement) prior to the Payment Date, such Company Employee will remain entitled to receive their 2024 Annual Bonus on the Payment Date, payable as if they had remained employed through the Payment Date, subject to such Company Employee’s execution of a general release of claims in favor of Morphic, Lilly and related persons.

From and after the Effective Time, Lilly will (or will cause the Surviving Corporation to) assume, honor and continue all of Morphic’s benefit plans and benefit agreements in accordance with their respective terms as in effect on July 7, 2024; provided, however, Lilly or the Surviving Corporation, as applicable, will not be limited in its ability to amend, modify or terminate any such benefit plan or benefit agreement in accordance with its terms as in effect on July 7, 2024 and, subject, in the case of a benefit agreement, to the consent of any affected Company Employee who is party to such a benefit agreement.

With respect to the Surviving Corporation Plans (other than the Excluded Benefits), including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Lilly or any of its subsidiaries to provide benefits for vacation, paid time-off or 401(k) savings, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with Morphic (as well as service with any predecessor employer of Morphic, to the extent service with the predecessor employer is recognized by Morphic) prior to the closing of the Merger will be treated as service with Lilly or any of its subsidiaries to the same extent and for the same purpose as such service was recognized under the corresponding employee benefit plan of Morphic as of immediately prior to the closing of the Merger. However, the foregoing service recognition will not apply to (i) the extent that it would result in duplication of benefits or compensation for the same period of services or (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

With respect to any group health plan maintained by Lilly or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Lilly will, and will cause the Surviving Corporation to, to the extent permitted by such plan, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding benefit plan that is a group health plan in which such employees participated immediately prior to the Effective Time and (ii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Morphic benefit plan prior to the Effective Time.

With respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, Lilly will, or will cause the Surviving Corporation to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Lilly or the Surviving Corporation, as they may be amended from time to time.

Stockholder Litigation. From and after July 7, 2024 until the earlier of the Expiration Time or the termination of the Merger Agreement in accordance with its terms, Morphic will provide Lilly an opportunity to review and to propose comments to all material filings or responses to be made by Morphic in connection with any Proceedings commenced, or to the knowledge of Morphic, threatened in writing, by or on behalf of one or more stockholders of Morphic against Morphic and its directors relating to any Transaction, and Morphic will give reasonable and good faith consideration to any comments proposed by Lilly. In no event will Morphic enter into, agree to or disclose any settlement with respect to such Proceedings without Lilly’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Morphic will notify Lilly promptly of the commencement or written threat of any Proceeding of which it has received notice or become aware and will keep Lilly promptly and reasonably informed regarding any such Proceedings.

No Solicitation. Morphic will not, and Morphic will cause its representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, a Company Takeover Proposal (as defined below), (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person regarding, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person with respect to a Company Takeover Proposal or (iii) provide any material non-public information to, or afford access to the business, properties, assets, books or records of Morphic or any Morphic Subsidiary to any person (other than Lilly, Purchaser or any of their respective designees) in connection with any Company Takeover Proposal, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of Morphic’s non-solicitation obligations set forth in Section 6.02(a) of the Merger Agreement, to refer the inquiring person to Section 6.02 of the Merger Agreement and to limit its communication exclusively to such referral or to clarify the terms thereof in writing). Morphic will, and will cause its directors and officers to, and will use its reasonable best efforts to cause its representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on July 7, 2024 that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.

However, at any time prior to the Acceptance Time, in response to a Company Takeover Proposal made after July 7, 2024 that did not result from a material breach of Morphic’s non-solicitation obligations set forth in Section 6.02(a) of the Merger Agreement, in the event that the Morphic Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), Morphic may (A) enter into an Acceptable Confidentiality Agreement (as defined below) with any person or group of persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to Morphic to the person or group of persons making such Qualifying Company Takeover Proposal and its or their representatives pursuant to an Acceptable Confidentiality Agreement so long as Morphic concurrently or promptly thereafter provides Lilly, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to Morphic furnished to such other person or group of persons that was not previously furnished to Lilly, and (C) participate in discussions or negotiations with such person or group of persons and its or their representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that Morphic may only take the actions described in clauses (A), (B) or (C) above, if the Morphic Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law. Morphic will not, and will cause its representatives not to, release any person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which Morphic is a party; provided that, if the Morphic Board determines in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, Morphic may waive any such standstill provision solely to the extent necessary to permit the applicable person (if such person has not been solicited in breach of Morphic’s non-solicitation obligations set forth in Section 6.02 of the Merger Agreement) to make, on a confidential basis to the Morphic Board, a Company Takeover Proposal, conditioned upon such person agreeing that Morphic will not be prohibited from providing any information to Lilly (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, Morphic’s non-solicitation obligations set forth in Section 6.02 of the Merger Agreement.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to Morphic than those contained in the Confidentiality Agreement (defined below); provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Lilly has been, or is, concurrently with the entry by Morphic into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Lilly and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase (including by license, partnership, collaboration, distribution, disposition or revenue-sharing arrangement), in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Morphic Board) of the assets of Morphic and the Morphic Subsidiaries, taken as a whole or (B) 20% or more of the aggregate voting power of the capital stock of Morphic, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Morphic that, if consummated, would result in any person or group (or the stockholders of any person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of Morphic or of the surviving entity or the resulting direct or indirect parent of Morphic or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after July 7, 2024 and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) 75% or more of the aggregate voting power of the capital stock of Morphic or of the surviving entity or the resulting direct or indirect parent of Morphic or such surviving entity or (ii) 75% or more (based on the fair market value thereof, as determined in good faith by the Morphic Board) of the assets of Morphic and the Morphic Subsidiaries, taken as a whole, on terms and conditions which the Morphic Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) is more favorable from a financial point of view to the stockholders of Morphic than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Lilly pursuant to Section 6.02(b) of the Merger Agreement) and (B) is reasonably likely to be completed.

Wherever the term “group” is used in this subsection of the Merger Agreement, it is used as defined in Rule 13d-5 under the Exchange Act.

Recommendation Change. As described above, and subject to the provisions described below, the Morphic Board unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic

Board deliberations on the Transactions) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Morphic Board Recommendation.” The Morphic Board also agreed to include the Morphic Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Lilly to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, neither the Morphic Board nor any committee thereof will:

•

withdraw, qualify or modify in a manner adverse to Lilly or Purchaser, or propose publicly to withdraw, qualify or modify in a manner adverse to Lilly or Purchaser, the Morphic Board Recommendation or resolve or agree to take any such action;

•	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action;

•	publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer;

•

fail to include the Morphic Board Recommendation in the Schedule 14D-9 when disseminated to Morphic’s stockholders (any action described in this bullet and the foregoing three bullets is referred to as an “Adverse Recommendation Change”); or

•

approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit Morphic to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement), or resolve, agree or publicly propose to take any such action.

Nothing contained in Morphic’s non-solicitation obligations set forth in Section 6.02 of the Merger Agreement or elsewhere in the Merger Agreement will prohibit Morphic from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of Morphic or (ii) making any disclosure to its stockholders if the Morphic Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) of the Merger Agreement (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to Morphic’s stockholders that describes Morphic’s receipt of a Company Takeover Proposal and the operation of the Merger Agreement with respect thereto and contains a statement that the Morphic Board has not effected an Adverse Recommendation Change will be deemed to not be an Adverse Recommendation Change).

However, at any time prior to the Acceptance Time, subject to compliance with other provisions summarized under “– No Solicitation” and “– Recommendation Change” above, (1) the Morphic Board may take any of the actions specified in the first and fourth bullets of the definition of Adverse Recommendation Change above in response to an Intervening Event (as defined below) if the Morphic Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (2) if the Morphic Board receives a Superior Company Proposal that did not result from a material breach of the provisions summarized under “– No Solicitation” Morphic may make an Adverse Recommendation Change, and may terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (defined below) in order to enter into a definitive agreement with respect to the Superior Company Proposal.

However, such action may only be taken if, prior to taking such action (1) the Morphic Board has given Lilly at least four business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action (which notice, in respect of a Superior Company Proposal, will specify the identity of the person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement, or, in respect of an Intervening Event, will include a reasonably detailed description of the underlying facts giving rise to such action), (2) Morphic will have negotiated, and will have caused its representatives to negotiate in good faith, with Lilly during such notice period, to the extent Lilly wishes to negotiate, to enable Lilly to revise the terms of the Merger Agreement in such a manner that would eliminate the need for taking such action (and in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Morphic Board will have considered in good faith any revisions to the Merger Agreement irrevocably committed to in writing by Lilly, and will have determined in good faith, after consultation with outside counsel, that failure to effect such recommendation change would be inconsistent with its fiduciary duties under applicable law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, Morphic will, in each case, deliver to Lilly an additional notice consistent with that described in clause (1) above and a renewed notice period under clause (1) above will commence (except that the four-business day notice period referred to in clause (1) above will instead be equal to two business days) during which time Morphic will be required to comply with the foregoing covenants anew with respect to such additional notice, including clauses (1) through (4) above.

“Intervening Event” means any event, change, effect, development, condition or occurrence material to Morphic and Morphic Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Morphic Board as of July 7, 2024 (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event will any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable law) or conditions generally affecting the industry in which Morphic operates, (iii) the announcement or pendency of the Merger Agreement or the Transactions, (iv) changes in the market price or trading volume of the common stock of Morphic (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (v) Morphic’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vi) any fact relating to Lilly or its affiliates, (vii) any change, event, condition, development, circumstance, state of facts, effect or occurrence that occurs in connection with Morphic’s, or any Morphic Subsidiary’s, their competitors’ or potential competitors’ preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, or approval by the FDA or the European Medicines Agency (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of Morphic’s or any Morphic Subsidiary’s products or product candidates or (viii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

Termination. The Merger Agreement may be terminated at any time prior to the Acceptance Time as follows:

•	by mutual written consent of Lilly, Purchaser and Morphic;

•

by either Morphic or Lilly, if (i) the Acceptance Time has not occurred on or before one minute past 11:59 P.M., Eastern Time, on the Outside Date; provided, that, if on the Outside Date (x) the Regulatory Condition or (y) the Legal Restraints Condition (as defined below) (in the case of (y), solely with respect to a Legal Restraint (as defined in the Merger Agreement) relating to antitrust laws) will not have been satisfied or waived by Lilly or Purchaser (other than conditions that by their nature are to be satisfied at the Acceptance Time, each of which is then capable of being satisfied), then the Outside Date will automatically be extended by a period of 90 days; and provided that if on such extended Outside Date (x) the Regulatory Condition or (y) the Legal Restraints Condition (in the case of (y), solely with respect to a Legal Restraint relating to antitrust laws) will not have been satisfied or waived by Lilly or Purchaser (other than conditions that by their nature are to be satisfied at the Acceptance Time, each of which is then capable of being satisfied), then such extended Outside Date will automatically be extended by a period of 90 days; provided, further, that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party to the Merger Agreement if the failure of the Acceptance Time to occur on or before the Outside Date is primarily due to a material breach of the Merger Agreement by such party (the “Outside Date Termination Right”), (ii) any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger will be in effect and will have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to the foregoing clause (ii) will have complied in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such Legal Restraint, or (iii) if the Offer has expired without further extension or has been terminated in accordance with the Merger Agreement without Lilly having accepted for payment all shares of Morphic common stock validly tendered (and not validly withdrawn) pursuant to the Offer (the “Offer Condition Failure Termination Right”); provided that the right to terminate the Merger Agreement pursuant to the foregoing clause (iii) will not be available to (x) Lilly if Lilly has not complied with its obligations under Section 2.01 of the Merger Agreement or (y) any party to the Merger Agreement if the reason the Offer has expired or been terminated without Lilly having accepted for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is primarily due to a material breach of the Merger Agreement by such party;

•

by Lilly, if Morphic breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform would result in the failure of any of the Offer Conditions and cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Morphic of such breach or failure to perform and (y) the Outside Date; provided that Lilly and Purchaser are not then in material breach of the Merger Agreement (the “Company Material Breach Termination Right”);

•	by Lilly if an Adverse Recommendation Change has occurred (the “Adverse Recommendation Change Termination Right”);

•

by Morphic, if (i) Purchaser fails to commence the Offer in violation of the terms of the Merger Agreement (other than due to a violation by Morphic of its obligations under the Merger Agreement), (ii) Purchaser will have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with the Merger Agreement), other than in accordance with the Merger Agreement or (iii) all of the Offer Conditions have been satisfied or waived as of immediately prior to the expiration of the Offer and the Acceptance Time will not have occurred within five business days following the expiration of the Offer;

•

by Morphic, if Lilly or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) individually or in the aggregate with all such other breaches or failures to perform, would result in a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Lilly or Purchaser of such breach or failure to perform and (y) the Outside Date (provided that Morphic is not then in material breach of the Merger Agreement); or

•

by Morphic, if (i) the Morphic Board authorizes Morphic to enter into a definitive written agreement providing for a Superior Company Proposal, (ii) the Morphic Board has complied in all material respects with its obligations under the non-solicitation provisions of the Merger Agreement in respect of such Superior Company Proposal and (iii) Morphic has paid, or simultaneously with the termination of the Merger Agreement pays, the fee due under the Merger Agreement that is payable if the Merger Agreement is terminated (the “Superior Proposal Termination Right”).

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Lilly or Purchaser, on the one hand, or Morphic, on the other hand (except to the extent that such termination results from the Willful Breach (as defined below) by a party thereto of any representation, warranty or covenant set forth in the Merger Agreement, in which case such party may be liable to the other party thereto for damages which could include, in the case of a breach by Lilly or Morphic, liability to Morphic for lost stockholder premium), except (i) certain specified provisions and definitions described in “Morphic Termination Fee” below and (ii) to the extent that such termination results from the Willful Breach of by a party of any representation, warranty or covenant set forth in the Merger Agreement, in which case such party may be liable to the other party for damages. “Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in the Merger Agreement, in each case, that is the consequence of an intentional act or omission by a party thereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform the Merger Agreement. Lilly and Purchaser have acknowledged and agreed in the Merger Agreement that any failure of Lilly and Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the Shares following satisfaction of the Offer Conditions, and any failure of Lilly to cause the Merger to be effective following the satisfaction of the conditions set forth in the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement.

Morphic Termination Fee. Morphic will pay to Lilly a fee of $118 million (the “Termination Fee”) if:

•	Morphic terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

•	Lilly terminates the Merger Agreement pursuant to the Adverse Recommendation Change Termination Right; or

•

(A) after July 7, 2024, a bona fide Company Takeover Proposal is proposed or announced or has become known to the Morphic Board and such Company Takeover Proposal is not withdrawn (publicly, in the case of a Company Takeover Proposal that was publicly proposed or announced) at least three days (1) prior to the Outside Date in the case of an Outside Date Termination Right, (2) prior to the date the Offer expires or is terminated in the case of an Offer Condition Failure Termination Right or (3) prior to the date of such material breach in the case of a Company Material Breach Termination Right, (B) the Merger Agreement is terminated (x) pursuant to the Outside Date Termination Right (but in the case of a termination by Morphic, only if at such time Lilly would not be prohibited from terminating the Merger Agreement pursuant to the proviso in the Outside Date Termination Right and in the case of a termination by either Lilly or Morphic, only if at the time of any such termination, the Regulatory Condition and the Legal Restraints Condition have been satisfied but the Minimum Tender Condition has not been satisfied) or (y) (1) by either Lilly or Morphic pursuant to an Offer Condition Failure Termination Right or (2) by Lilly pursuant to the Company Material Breach Termination Right (with respect to clause (2), as a result of a breach by Morphic of a covenant in the Merger Agreement), and (C) within 12 months after such termination, Morphic consummates any Company Takeover Proposal or Morphic enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated. For these purposes, the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% will be deemed references to 50%.

In the event the Termination Fee is paid to Lilly in accordance with the terms of the Merger Agreement, the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Lilly or Purchaser and will constitute the sole and exclusive remedy of Lilly and Purchaser against Morphic and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Morphic or its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions provided that nothing contained in the Merger Agreement relieves any party from liability for its

Willful Breach of the Merger Agreement. Acceptance by Lilly of the Termination Fee after it is paid because Morphic has terminated the Merger Agreement pursuant to the Superior Proposal Termination Right will constitute acceptance by Lilly of the validity of any termination of the Merger Agreement pursuant to the Superior Proposal Termination Right.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties have further agreed that the parties thereto will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without proof of damages or otherwise (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement includes the right of Morphic to cause Lilly and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement.

Expenses. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Other Agreements

Tender and Support Agreements

Concurrently with entry into the Merger Agreement, Lilly and Purchaser entered into the Tender and Support Agreements with the Supporting Stockholders. Collectively, as of July 3, 2024, the Supporting Stockholders beneficially owned approximately 20.5% of the outstanding Shares. Lilly and Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreements.

The Tender and Support Agreements provide that, no later than 10 business days after the commencement of the Offer, each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares (other than Morphic Stock Options that are not exercised during the Support Period (as defined below)) each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreements or that the Supporting Stockholders acquire record ownership or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of after such date during the Support Period (collectively, the “Subject Shares”).

During the period from July 7, 2024 until the termination of the Tender and Support Agreements (the “Support Period”), each Supporting Stockholder has agreed, in connection with any annual or special meeting of the stockholders of Morphic, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Morphic, in each case to the fullest extent that such Supporting Stockholders’ Subject Shares (other than Morphic Stock Options that are not exercised during the Support Period) are entitled to vote or consent thereon, to (i) appear at each such meeting or otherwise cause all of his, her or its Subject Shares to be counted as present thereat for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote (or cause to be voted) or deliver (or cause to be delivered) a written consent with respect to all of his, her or its Subject Shares, (x) against any Company Takeover Proposal (other than the Merger), (y) against any change in membership of the Morphic Board that is not recommended or approved by the Morphic Board, and (z) against any other proposed action, agreement or transaction involving Morphic that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect, or prevent the consummation of the Offer, the Merger or the other Transactions.

During the Support Period, each Supporting Stockholder has further agreed not to, directly or indirectly, (i) create or permit to exist any lien, other than certain permitted liens, on any of such Supporting Stockholder’s Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Supporting Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of such Supporting Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Supporting Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Supporting Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Supporting Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the performance of, and compliance with such Supporting Stockholder’s obligations under the applicable Tender and Support Agreement in any material respect, otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect, or have the effect of preventing or disabling such Supporting Stockholder from performing, and complying with, any of its obligations under the applicable Tender and Support Agreement. The restrictions on Transfer are subject to certain customary exceptions.

During the Support Period, each Supporting Stockholder, solely in his, her or its capacity as a stockholder of Morphic, will not, and will cause his, her or its representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information or taking any other action) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Company Takeover Proposal, (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person regarding, or furnish to any person any information or afford access to the business, properties, assets, books or records of Morphic to, or take any other action to assist, knowingly facilitate or knowingly encourage any effort by any person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to any Company Takeover Proposal (subject to certain exceptions), (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to any Company Takeover Proposal, (iv) knowingly encourage or recommend any other holder of Shares to vote against the Merger or to not tender Shares into the Offer or (v) resolve or agree to do any of the foregoing. The Tender and Support Agreements provide that the Supporting Stockholders’ obligations thereunder are solely in their respective capacities as stockholders of Morphic, and not, if applicable, in such Supporting Stockholders’ capacity as a director, officer or employee of Morphic, and that nothing in the Tender and Support Agreements in any way restricts a director or officer of Morphic in the taking of any actions (or failures to act) in his or her capacity as a director or officer of Morphic, or in the exercise of his or her fiduciary duties as a director or officer of Morphic.

Each Tender and Support Agreement will terminate automatically with respect to the applicable Supporting Stockholder upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the termination of such Tender and Support Agreement by written notice of termination from Lilly to the applicable Supporting Stockholders or (iv) the date on which any amendment or change to the Merger Agreement or the Offer that is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration payable to all stockholders of Morphic pursuant to the terms of the Merger Agreement.

This summary of the material provisions of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the Tender and Support Agreements, copies of which are filed as Exhibits (d)(2), (d)(3) and (d)(4) to the Schedule TO and are incorporated herein by reference.

Confidentiality Agreement

On December 30, 2020, Lilly and Morphic Therapeutic, Inc. (“Morphic Therapeutic”) entered into a confidentiality agreement, as amended by the First Amendment to Confidentiality Agreement, dated December 16, 2021, between Lilly and Morphic Therapeutic, the Second Amendment to Confidentiality Agreement, dated December 13, 2022, between Lilly and Morphic Therapeutic, the Third Amendment to Confidentiality Agreement, dated August 24, 2023, among Lilly, Morphic Therapeutic and Morphic and the Fourth Amendment to Confidentiality Agreement, dated April 23, 2024, among Lilly, Morphic Therapeutic and Morphic (collectively and as so amended, the “Confidentiality Agreement”), pursuant to which Lilly, Morphic and Morphic Therapeutic agreed to, until April 23, 2030, use the disclosing party’s confidential information only for the purpose of pursuing and evaluating a potential business or scientific relationship in connection with integrin targeted therapies between the parties to the Confidentiality Agreement, and not to disclose the disclosing party’s confidential information to any third party, without the disclosing party’s express prior written consent, subject to certain exceptions. The Confidentiality Agreement includes a customary standstill provision for the benefit of Morphic that expires on April 23, 2025 and permits Lilly to, among other things, have private communication with, or make a private offer or proposal to, the Morphic Board or Morphic’s chief executive officer during the standstill period. In addition, the standstill provision automatically terminates if at any time during the standstill period (a) a third party commences a tender or exchange offer for at least 50% of the outstanding Shares and the Morphic Board does not publicly recommend that the stockholders of Morphic reject such offer within 10 business days of the commencement thereof, or (b) Morphic announces that it has entered into a definitive agreement with a third party with respect to a possible business combination in which Morphic’s stockholders immediately prior to such business combination would retain or receive voting securities which would constitute immediately following such business combination less than 50% of the combined voting power of the voting securities of the entity surviving the business combination or the ultimate parent company of such entity.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement (including each amendment thereto), which is filed as Exhibits (d)(5), (d)(6), (d)(7), (d)(8) and (d)(9) to the Schedule TO, and is incorporated herein by reference.

Exclusivity Agreement

On June 25, 2024, Lilly and Morphic entered into an exclusivity agreement (the “Exclusivity Agreement”), which provided for exclusive negotiations between Lilly and Morphic until the earlier of (i) 11:59 P.M., Eastern Time, on July 11, 2024, (ii) the execution and delivery of a definitive transaction agreement between Lilly and Morphic providing for a proposed transaction and (iii) such time, if any, as Lilly may propose a per share amount to be paid to the holders of Shares in a proposed transaction of less than $57.00 per Share.

This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(10) to the Schedule TO, and is incorporated herein by reference.

12.	Purpose of the Offer; Plans for Morphic

Purpose of the Offer

The purpose of the Offer is for Lilly, through Purchaser, to acquire control of, and would be the first step in Lilly’s acquisition of the entire equity interest in, Morphic. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The Morphic Board unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic Board deliberations on the Transactions), among other things, (i) determined that the Offer, the

Merger and the other Transactions are fair to, and in the best interests of, Morphic and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Morphic of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Acceptance Time, and (iv) subject to the other terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, we will not seek the approval of Morphic’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Morphic stockholders in accordance with Section 251(h) of the DGCL.

Plans for Morphic

After completion of the Offer and the Merger, Morphic will become a wholly-owned subsidiary of Lilly. In connection with Lilly’s consideration of the Offer, Lilly has developed a plan, on the basis of available information, for the combination of the business of Morphic with that of Lilly. Lilly plans to integrate Morphic’s business into Lilly. Lilly will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Lilly and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Morphic (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of Morphic; (iii) any material change in Morphic’s dividend policy, indebtedness (if any) or capitalization; (iv) a class of securities of Morphic being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the management of Morphic; (vi) any other material change in Morphic’s corporate structure or business; or (vii) a class of equity securities of Morphic being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13.	Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Morphic pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and Morphic will consummate the Merger as soon as practicable pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the issued and outstanding shares of Morphic’s common stock will be held by Lilly.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Morphic does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Lilly will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Morphic to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Morphic, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Morphic and persons holding “restricted securities” of Morphic to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.	Dividends and Distributions

The Merger Agreement provides that from July 7, 2024 to the Effective Time, without the prior written consent of Lilly, Morphic will not declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Morphic (other than dividends and distributions of cash by a direct or indirect wholly-owned subsidiary of Morphic to its parent).

15.	Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment, and pay for, Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Lilly will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i)

the Minimum Tender Condition has not been satisfied. The “Minimum Tender Condition” means that there have been validly tendered in the Offer and not validly withdrawn prior to the Expiration Time that number of Shares that, when added to the Shares, if any, then owned by Lilly, Purchaser or any other subsidiary of Lilly, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer;

(ii)

the Regulatory Condition has not been satisfied. The “Regulatory Condition” means that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has either expired or been terminated;

(iii)

the Legal Restraints Condition has not been satisfied. The “Legal Restraints Condition” means that there shall be no Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger;

(iv)

(A) any representations or warranties of Morphic set forth in Article IV of the Merger Agreement (other than those set forth in Sections 4.01, 4.02(a), (c) and (d), 4.04, 4.08(a), 4.21, 4.23 and 4.24 of the Merger Agreement) shall not be true and correct at and as of July 7, 2024 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of Morphic set forth in Sections 4.01, 4.04, 4.21, 4.23 and 4.24 of the Merger Agreement (concerning Morphic’s organization, standing and power; authority, execution and delivery; enforceability; brokers and other advisors; opinion of financial advisor; and no vote required) shall not be true and correct in all material respects at and as of July 7, 2024 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (C) any representation or warranty of Morphic set forth in Sections 4.02(a), (c) and (d) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of July 7, 2024 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of Morphic set forth in Section 4.08(a) of the Merger Agreement shall not be true and correct in all respects as of such time (clauses (A) through (D), collectively, the “Representations Condition”);

(v)	Morphic has failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement;

(vi)

Lilly has failed to receive from Morphic a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Morphic, certifying to the effect that the conditions set forth in paragraphs (iv) and (v) immediately above have been satisfied as of immediately prior to the expiration of the Offer; or

(vii)	the Termination Condition exists. The “Termination Condition” means that the Merger Agreement has been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Lilly and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Lilly and Purchaser, in whole or in part at any time and from time to time, in their sole discretion (except for the Minimum Tender Condition and the Termination Condition, which may not be waived by Lilly or Purchaser). The failure or delay by Lilly, Purchaser or any other affiliate of Lilly at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by Morphic with the SEC and other publicly available information concerning Morphic, we are not aware of any governmental license or regulatory permit that appears to be material to Morphic’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Morphic’s business or that certain parts of Morphic’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including Purchaser’s purchase of Shares pursuant to the Offer, cannot be consummated until, among other things, notifications have been submitted by Lilly and Morphic to the FTC and the DOJ and specified waiting period requirements have been satisfied.

Lilly and Morphic filed their respective Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the DOJ on July 16, 2024, which filing initiated a 15-day waiting period. If the 15-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 P.M., Eastern Time, of the next day that is not a Saturday, Sunday or federal holiday. Alternatively, to provide the FTC or DOJ with additional time to review the proposed transactions, Lilly may withdraw and refile its HSR Notification Forms, following a procedure established pursuant to 16 CFR 803.12(c), starting a new 15-day waiting period. If within the 15-day waiting period, the FTC or the DOJ issue a Request for Additional Information and Documentary Materials (a “Second Request”), the waiting period with respect to the Offer would be extended to 11:59 P.M., Eastern Time, on the 10th day after certification of substantial compliance with such Second Request by Lilly (however, the parties could agree with the FTC or DOJ not to consummate the acquisition for some period of time after the waiting period expires). As a practical matter, if a Second Request were issued, it could take a significant period of time to achieve substantial compliance with such Second Request, which could delay the Offer.

The FTC and the DOJ may scrutinize the legality of transactions like the Offer and the Merger under the U.S. antitrust laws. At any time, the FTC or the DOJ could take any action under the antitrust laws that it considers necessary, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require divestiture of substantial assets of the parties, or (iv) to require the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, any state or private party may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. See Section 15 —“Conditions of the Offer.”

Neither Lilly nor Morphic can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”

State Takeover Laws

Morphic is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Morphic Board has approved the Merger Agreement, the Offer, the Merger and the other Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement, the Offer, the Merger and the other Transactions.

Morphic conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Merger Agreement, the Offer, the Merger or the other Transactions and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Morphic for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, holders of Shares will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Morphic stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Lilly, Purchaser and Morphic will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Morphic stockholders in accordance with Section 251(h) of the DGCL.

17.	Appraisal Rights

No appraisal rights are available in connection with the Offer, and the holders of Shares who tender such Shares in connection with the Offer will not have appraisal rights in connection with the Merger with respect to such tendered Shares. However, if the Offer is successful and the Merger is consummated, Morphic’s stockholders and beneficial owners immediately prior to the Effective Time who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Expiration Time); (ii) make the demand described below; (iii) have not otherwise waived appraisal rights; and (iv) otherwise comply with the statutory requirements of Section 262 (and who do not thereafter lose their appraisal rights by withdrawal, failure to perfect or otherwise), will be entitled to seek appraisal of their Shares in connection with the Merger under Section 262 and to receive payment in cash for the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. These rights are known as appraisal rights under Delaware law. The “fair value” of such Shares as determined by the Delaware Court of Chancery may be greater than, the same as or less than the Offer Price or the consideration payable in the Merger (which is equivalent to the Offer Price). In addition, as described below, a beneficial owner who complies with the requirements of Section 262 may, in such person’s name, demand in writing an appraisal of such beneficial owner’s Shares in accordance with Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders or beneficial owners of the Shares exercise their appraisal rights under Section 262.

Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which may be accessed without subscription or cost at the link in the preceding paragraph, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. Unless otherwise expressly noted herein, all references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of Shares, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of

Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, where a merger is approved pursuant to Section 251(h) of the DGCL, the corporation, before the effective date of the merger, or the surviving corporation, within 10 days after the effective date of such merger, must notify each of its stockholders who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available, and must include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Schedule 14D-9 constitutes Morphic’s notice to the holders of Shares that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, any person wishing to exercise such appraisal rights should seek the advice of legal counsel.

A person who loses his, her or its appraisal rights will be entitled to receive the Offer Price. Persons who validly tender and do not validly withdraw Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto, but, instead, upon the terms and subject to the conditions of the Offer, will receive the Offer Price.

The statutory rights of appraisal granted by Section 262 require strict compliance with the procedures set forth in Section 262. Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their Shares must satisfy all of the following conditions:

•

within the later of (i) the consummation of the Offer, which occurs when Purchaser has irrevocably accepted for payment Shares tendered into the Offer following the Expiration Time, and (ii) 20 days after the date of mailing of the Schedule 14D-9 (which date of mailing is July 19, 2024), deliver to Morphic (as the Surviving Corporation) at the address indicated below a written demand for appraisal of such person’s Shares, which demand must reasonably inform Morphic of the identity of the stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demand appraisal of such stockholder’s or beneficial owner’s Shares;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or otherwise waive such person’s appraisal rights);

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 for perfecting appraisal rights thereafter.

Beneficial owners demanding appraisal must also fulfill the additional requirements of subsection (d)(3) of Section 262.

Notwithstanding a stockholder’s or beneficial owner’s compliance with the foregoing requirements, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders who are otherwise entitled to appraisal rights, and such holders will effectively lose their appraisal rights, unless (a) the total number of Shares entitled to appraisal rights exceeds 1% of the outstanding Shares eligible for appraisal or (b) the value of the Merger Consideration for such total number of Shares entitled to appraisal rights exceeds $1 million (conditions (a) and (b) in this sentence are referred to as the “ownership threshold”).

If the Merger is consummated pursuant to Section 251(h) of the DGCL, on or within 10 days after the Effective Time (as required by Section 262(d)(2) of the DGCL), the Surviving Corporation will deliver an additional notice of the Effective Time to all holders of Shares; provided, that if such second notice is sent later than the later of the consummation of the Offer and 20 days following the sending of this notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares and any beneficial owner who has demanded appraisal under paragraph (d)(3) of Section 262. If the Merger is consummated pursuant to Section 251(h) of the DGCL, a failure to deliver a written demand for appraisal in accordance with the time periods specified above will be deemed to be a waiver or a termination of appraisal rights.

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares held by all such persons within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

Written Demand by Stockholders or Beneficial Owners

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to the following address:

Morphic Holding, Inc.

35 Gatehouse Drive, A2

Waltham, MA 02451

Attn: Chief Financial Officer

The written demand for appraisal by a stockholder of record must be executed by or for the stockholder and must reasonably inform Morphic of the identity of the stockholder of record, and that such stockholder intends thereby to demand appraisal of their Shares in connection with the Merger.

In addition, in the case of a written demand for appraisal made by a beneficial owner, a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s Shares in accordance with the procedures of Section 262, summarized herein, provided that (i) such beneficial owner continuously owns such Shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the Shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Morphic under Section 262 and to be set forth on the Verified List (as defined below). Although not expressly required by Section 262, Morphic reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the Shares for which such demand is submitted. If a stockholder of record is submitting a demand with respect to Shares owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A record holder, such as a broker, bank, fiduciary, depository or other nominee, who holds Shares as a nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to the

Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares held in the name of the record owner.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has demanded appraisal of such person’s Shares and who otherwise has complied with Section 262 and is entitled to seek appraisal under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a Company stockholder or beneficial owner, demanding a determination of the fair value of the Shares held by all such persons entitled to appraisal. If no such petition is filed within the 120-day period, appraisal rights will be lost for all persons who had previously demanded appraisal of their Shares. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the “fair value” of the Shares. Accordingly, any Morphic stockholders or beneficial owners who desire to have their Shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their Shares within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of Morphic common stock to file such a petition within the period specified in Section 262 could nullify such person’s previous written demand for appraisal.

Within 120 days after the Effective Time, any person who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares (other than any “excluded stock,” as defined in Section 251(h)(6)d of the DGCL) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the Offer and with respect to which Morphic has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such Shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such Shares will not be considered a separate stockholder holding such Shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the office of the Delaware Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their Shares and with whom agreements as to the value of their Shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order a hearing and that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the persons shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the Surviving Corporation.

After such notice to the persons shown on the Verified List as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require persons who have demanded an appraisal for their Shares and who hold Shares represented by certificates (if any) to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. In addition, assuming the Shares remained listed on a national securities exchange immediately prior to the Effective Time of the

Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of “Fair Value”

After the Delaware Court of Chancery determines which persons are entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to the persons seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the “fair value” of the Shares as determined by the Delaware Court of Chancery, and (ii) interest accrued prior to the time of such voluntary payment, unless paid at that time. Morphic, Lilly and Purchaser have made no determination as to whether a payment may be made if the Merger is consummated, and each of Morphic and Lilly reserves the right to make such a payment, if at all, at such time as it determines to be advisable.

In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the “fair value” of their Shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Offer Price (which is equivalent to the Merger Consideration) if they did not seek appraisal of their Shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Offer Price is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although Lilly has been advised that Morphic believes that the Offer Price (which is equivalent to the Merger Consideration) is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Offer Price. Neither Morphic nor Lilly anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of Morphic and Lilly reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the “fair value” of a Share is less than the Offer Price.

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List and, if such Shares are represented by certificates and if so required, who has submitted such person’s certificates of stock to the office of the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery will direct the payment of the fair value of the Shares, together with interest, if any, on the amount determined to be the fair value (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding), by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order, in the case of stockholder or beneficial owners of uncertificated stock, forthwith, and in the case of stockholders or beneficial owners of Shares represented by certificates, if any, upon the surrender to the Surviving Corporation of the certificate(s) representing such Shares. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such order, each party bears its own expenses.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s Shares in compliance with Section 262 will be entitled to tender such Shares, to vote such Shares or to receive payment of dividends or other distributions on such Shares, except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time. If a person who has made a demand for an appraisal in accordance with Section 262 delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s Shares either within 60 days after the Effective Time or thereafter with the written approval of Morphic, then the right of such person to an appraisal of the Shares subject to the withdrawal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just, including without limitation a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. If any person who demands appraisal of his, her or its Shares under Section 262 fails to perfect, or effectively loses or withdraws such person’s right to appraisal, the person’s Shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

This discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The proper exercise of appraisal rights requires strict adherence to Section 262.

18.	Fees and Expenses

Purchaser has retained Georgeson LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Lilly nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Morphic has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Morphic Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of Lilly or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Lilly, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Rainier Acquisition Corporation

July 19, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND LILLY

1. PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser as of the date of this Offer to Purchase are set forth below. The business address of Purchaser is Lilly Corporate Center, Indianapolis, IN 46285. The telephone number at such office is (317) 276-2000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Gordon J. Brooks*	Mr. Brooks has served as director of Purchaser since 2024. Mr. Brooks has held various positions at Lilly since 1995, including interim chief financial officer since July 2024, group vice president, controller and corporate strategy since March 2024, and senior vice president, chief procurement officer, from February 2019 to March 2024.

Michael C. Thompson*	Mr. Thompson has served as director, president and treasurer of Purchaser since 2024. Mr. Thompson has held various positions at Lilly since 2009, including associate vice president of finance, assistant treasurer of Lilly since 2022, director of Eli Lilly Export and chief financial officer Alps (Switzerland and Austria) from 2020 to 2022, advisor in corporate finance and investment banking from 2018 to 2020 and consultant in debt capital markets from 2016 to 2018.

Christopher Anderson*	Mr. Anderson has served as director and secretary of Purchaser since 2024. Mr. Anderson has served as associate vice president, leader of corporate securities and assistant corporate secretary of Lilly since 2022. Prior to joining Lilly, Mr. Anderson served as general counsel and chief regulatory officer at Fluresh LLC from 2019 to 2022. Mr. Anderson also served as chief counsel, corporate and securities at GE Healthcare from 2018 to 2019. Between 2015 and 2018, Mr. Anderson held various positions at The Kraft Heinz Company, including assistant corporate secretary and deputy general counsel, corporate and securities.

Katie Lodato	Ms. Lodato has served as assistant treasurer of Purchaser since 2024. Ms. Lodato has served as senior vice president of global tax for Lilly since 2018. Prior to this role, Ms. Lodato served in a variety of tax-related roles at Lilly, including senior director and tax counsel roles.

Jonathan Groff	Mr. Groff has served as assistant secretary of Purchaser since 2024. Mr. Groff has served as executive director and counsel, corporate securities and assistant secretary of Lilly since 2023 and director and then senior director and counsel, corporate securities and assistant secretary of Lilly from 2021 to 2023. Prior to joining Lilly, Mr. Groff was an associate and then of counsel at Ice Miller LLP from 2013 to 2021.

Sch I-1

2. LILLY

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Lilly as of the date of this Offer to Purchase are set forth below. The business address of each such director and executive officer is Lilly Corporate Center, Indianapolis, IN 46285. The telephone number at such office is (317) 276-2000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Ralph Alvarez*	Mr. Alvarez has served as a director of Lilly since 2009. Mr. Alvarez has been an operating partner at Advent International Corporation since 2017. Mr. Alvarez serves on the President’s Council for the University of Miami and is a member of the board of directors of Lowe’s Companies, Inc., Traeger, Inc., First Watch Restaurant Group, Inc. and several private companies. Mr. Alvarez has previously served on the boards of Dunkin’ Brands Group, Inc., McDonald’s Corporation, Realogy Holdings Corp., KeyCorp, and Skylark Co., Ltd.

Katherine Baicker, Ph.D.*	Dr. Baicker has served as a director of Lilly since 2011. Dr. Baicker has served as the Provost of the University of Chicago since 2023 and the Emmett Dedmon Professor of the Harris School of Public Policy at the University of Chicago since 2017. Dr. Baicker also served as the Dean of the Harris School of Public Policy at the University of Chicago from 2017 to 2023. Prior to this, Dr. Baicker was the C. Boyden Gray Professor at the Harvard T.H. Chan School of Public Health from 2014 to 2017 and a professor of health economics from 2007 to 2017. Dr. Baicker previously served on the board of directors of HMS Holdings Corp. from 2019 to 2021. Dr. Baicker currently serves on the Panel of Health Advisers to the Congressional Budget Office, the Advisory Board of the National Institute for Health Care Management Foundation and the Editorial Board of Health Affairs. Dr. Baicker also serves as research associate of the National Bureau of Economic Research and as a trustee of the Mayo Clinic and of the National Opinion Research Center. Dr. Baicker is an elected member of the National Academy of Medicine, the National Academy of Social Insurance, the Council on Foreign Relations and the American Academy of Arts and Sciences.

J. Erik Fyrwald*	Mr. Fyrwald has served as a director of Lilly since 2005. Mr. Fyrwald has served as chief executive officer and director of International Flavors & Fragrances Inc. since 2024. Previously, Mr. Fyrwald served as president and chief executive officer of Syngenta Group from 2016 to 2023. Mr. Fyrwald serves on the board of directors of Syngenta Group and previously served on the board of directors of Bunge Limited.

Mary Lynne Hedley, Ph.D.*	Dr. Hedley has served as director of Lilly since 2022. Dr. Hedley has been a venture partner at Third Rock Ventures since 2023 and has been a Senior Scientific Fellow at the Broad Institute of the Massachusetts Institute of Technology and Harvard University since 2021. From 2019 to 2020, Dr. Hedley served as a member of the executive research and development team at GlaxoSmithKline plc. From 2010 until 2019, Dr. Hedley served as director, president and chief operating officer at TESARO, Inc.

Sch I-2

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Dr. Hedley sits on the boards of directors of Veeva Systems, Inc. and Centessa Pharmaceuticals plc. Previously, Dr. Hedley sat on the board of directors of Millendo Therapeutics, Inc.

Jamere Jackson*	Mr. Jackson has served as director of Lilly since 2016. Mr. Jackson has been chief financial officer of AutoZone, Inc. since 2020. From 2018 until 2020, Mr. Jackson was chief financial officer of Hertz Global Holdings Inc. From 2014 until 2018, he was the chief financial officer at Nielsen Holdings plc. Mr. Jackson served on the board of directors for Hibbett, Inc. from 2020 until 2022.

Kimberly H. Johnson*	Ms. Johnson has served as a director of Lilly since 2021. Ms. Johnson has served as chief operating officer of T. Rowe Price Group, Inc. since 2022. Prior to Ms. Johnson’s service with T. Rowe, Ms. Johnson held various roles at the Federal National Mortgage Association, including executive vice president and chief operating officer from 2018 to 2022, executive vice president and chief risk officer from 2017 to 2018 and senior vice president and chief risk officer from 2015 to 2017. Ms. Johnson is a member of the board of trustees for Princeton University.

William G. Kaelin, Jr., M.D.*	Dr. Kaelin has served as a director of Lilly since 2012. Dr. Kaelin has been the Sidney Farber Professor of Medicine at the Harvard Medical School since 2018. Dr. Kaelin has also been a professor at the Dana-Farber Cancer Institute and Brigham and Women’s Hospital since 2002. Dr. Kaelin has also been an investigator at the Howard Hughes Medical Institute since 2002. Dr. Kaelin was previously a professor of medicine at the Harvard Medical School from 2002 to 2018. Dr. Kaelin is a member of the National Academy of Medicine, the National Academy of Sciences, the American College of Physicians, the Association of American Physicians, the American Society of Clinical Investigation (ASCI) and the American Academy of Arts and Sciences.

Juan R. Luciano*	Mr. Luciano has served as a director of Lilly since 2016 and lead independent director since 2019. Mr. Luciano has served as chairman at the Archer Daniels Midland Company (ADM) since 2016 and chief executive officer and president since 2015. Mr. Luciano currently serves on the board of directors of ADM and Intersect Illinois. Mr. Luciano also serves on the Board of Trustees of the Rush University Medical Center and is an alternate director of Wilmar International. Mr. Luciano is a citizen of the U.S. and Argentina.

David A. Ricks*	Mr. Ricks has served as chair, president and chief executive officer of Lilly since 2017. Previously, Mr. Ricks held various leadership roles with Lilly, including senior vice president and president, Lilly Bio-Medicines. Mr. Ricks currently serves on the board of directors for Adobe Inc. Mr. Ricks has also previously served as the chair of the board of the Pharmaceutical Research and Manufacturers of America. Mr. Ricks is a member of the International Federation of Pharmaceutical Manufacturers & Association’s CEO Steering Committee, The Business Roundtable and the National Council for Expanding American Innovation.

Sch I-3

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Marschall S. Runge, M.D., Ph.D.*	Dr. Runge has served as a director of Lilly since 2013. Dr. Runge has served as executive vice president for medical affairs at the University of Michigan and chief executive officer of Michigan Medicine since 2015. Dr. Runge has also served as Dean of the Medical School at the University of Michigan since 2015. Dr. Runge currently serves as vice chair of University of Michigan Health Board and chair of the Michigan Health Corporation. Dr. Runge is a member of the American Association of Medical Colleges, the American College of Cardiology and the American Medical Association.

Gabrielle Sulzberger*	Ms. Sulzberger has served as a director of Lilly since 2021. Ms. Sulzberger has served as an advisor at Teneo and as senior advisor to Centerbridge Partners, each since 2021. Ms. Sulzberger has also served as senior advisor to Two Sigma Impact from 2021 to 2023. Previously, Ms. Sulzberger served as general partner at Rustic Canyon/Fontis Partners L.P. from 2005 to 2018. Ms. Sulzberger currently serves on the boards of directors of Mastercard Incorporated, Cerevel Therapeutics Holdings, Inc. and Warby Parker Inc. Ms. Sulzberger also serves on the boards of the Metropolitan Museum of Art, the Ford Foundation, Trinity Church Wall Street and Sesame Street Workshop. Previously, Ms. Sulzberger served on the boards of Whole Foods Market, Inc., Teva Pharmaceuticals Industries Limited and Brixmor Property Group Inc.

Karen Walker*	Ms. Walker has served as a director of Lilly since 2018. Ms. Walker has served as an operating partner at The Goldman Sachs Group, Inc. and also a senior advisor at Boston Consulting Group since 2023. Previously, Ms. Walker served as senior vice president and chief marketing officer of Intel Corporation from 2019 to 2022. Prior to joining Intel, Ms. Walker held various roles at Cisco Systems, Inc., including senior vice president and chief marketing officer from 2015 to 2019. Ms. Walker currently sits on the board of Sprout Social, Inc. and the Salvation Army Advisory Board of Silicon Valley. Ms. Walker is a citizen of the U.S. and the U.K.

Gordon J. Brooks	Mr. Brooks has served as interim chief financial officer of Lilly since July 2024. Mr. Brooks has held various positions at Lilly since 1995, including group vice president, controller and corporate strategy since March 2024, and senior vice president, chief procurement officer, from February 2019 to March 2024.

Eric Dozier	Mr. Dozier has held the role of executive vice president, human resources and diversity of Lilly since 2022. Mr. Dozier has held various leadership roles with Lilly, including senior vice president, chief commercial officer for Loxo@Lilly from 2021 to 2022, vice president, North American oncology from 2018 to 2021, and vice president, global ethics and compliance officer from 2017 to 2018.

Anat Hakim	Ms. Hakim has held the role of executive vice president, general counsel and secretary of Lilly since 2020. Prior to joining Lilly, Ms. Hakim served as senior vice president, general counsel and secretary of WellCare Health Plans, Inc. (WellCare) from 2016 to 2018, and as executive vice president, general counsel and secretary of WellCare from 2018 to 2020. Ms. Hakim is a citizen of the U.S. and Israel.

Sch I-4

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Edgardo Hernandez	Mr. Hernandez has held the role of executive vice president and president of manufacturing operations of Lilly since 2021. Mr. Hernandez has held various leadership roles with Lilly, including as senior vice president of global parenteral drug product, delivery devices and regional manufacturing from 2017 until 2021. Mr. Hernandez was vice president of Fegersheim Operations for Lilly’s manufacturing site located in France from 2016 to 2017.

Patrik Jonsson	Mr. Jonsson has held the roles of executive vice president and president of Lilly cardiometabolic health and president of Lilly USA since 2024. Mr. Jonsson has held various leadership roles with Lilly, including executive vice president and president of Lilly Immunology, president of Lilly USA and chief customer officer from 2021 to 2024, senior vice president and president of Lilly Bio-Medicines from 2019 to 2020, and president and general manager of Lilly Japan from 2014 to 2019.

Johna L. Norton	Ms. Norton has held the role of executive vice president of global quality of Lilly since 2017. Ms. Norton has held various leadership roles with Lilly, including vice president, global quality assurance API manufacturing and product research and development.

Diogo Rau	Mr. Rau has held the role of executive vice president and chief information and digital officer of Lilly since 2021. Prior to joining Lilly, Mr. Rau was senior director of information systems and technology for retail and online stores of Apple Inc. from 2011 to 2021.

Daniel M. Skovronsky, M.D., Ph.D.	Dr. Skovronsky has held the role of executive vice president, chief scientific officer and president of Lilly Research Laboratories and Lilly Immunology since 2024. Dr. Skovronsky has held various leadership roles with Lilly, including executive vice president, chief scientific and medical officer, and president of Lilly Research Laboratories from 2018 to 2024 and, previously, as senior vice president, clinical and product development.

Jacob Van Naarden	Mr. Van Naarden has held the role of executive vice president and president of Loxo@Lilly since 2021. Previously, Mr. Van Naarden served as chief executive officer-Loxo Oncology at Lilly in 2021 and chief operating officer-Loxo Oncology at Lilly from 2019 to 2021. Mr. Van Naarden joined Lilly in 2019 when Lilly acquired Loxo Oncology, Inc., where he was the chief operating officer.

Alonzo Weems	Mr. Weems has held the role of executive vice president, enterprise risk management and chief ethics and compliance officer of Lilly since 2021. Since joining Lilly in 1997, Mr. Weems has held various leadership roles with Lilly, including vice president and deputy general counsel for corporate legal functions from 2018 to 2021, and general counsel for Lilly USA and Diabetes Business Unit from 2017 to 2018.

Anne E. White	Ms. White has held the role of executive vice president of Lilly and president of Lilly Neuroscience since 2021. Since joining Lilly in 1991, Ms. White has held various leadership roles at Lilly, including senior vice president and president of Lilly Oncology from 2018 to 2021.

Sch I-5

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Ilya Yuffa	Mr. Yuffa has held the role of executive vice president and president of Lilly International since 2021. Mr. Yuffa has held various leadership roles with Lilly, including senior vice president and president of Lilly Bio-Medicines from 2020 to 2021, vice president of U.S. Diabetes from 2018 to 2020 and general manager of Lilly’s Italy Hub from 2017 to 2018.

Sch I-6

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: (866) 679-8880

Via Email: morphic@georgeson.com